As filed with the Securities and Exchange Commission September 9, 2019

File No. 333-232377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0620495
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

800 West Valley Parkway, Suite 203
Escondido, California 92025
(949) 370-9062
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul DiPerna
Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
Modular Medical, Inc.
800 West Valley Parkway, Suite 203
Escondido, California 92025
(949) 370-9062
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Lawrence G Nusbaum, Esq.
Howard F. Mulligan, Esq.
Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, New York 10005
Telephone: (212) 269-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	9,658,201 shares	$3.00	$28,974,603	$3,511.72
(1)	The shares of common stock to be offered for resale by selling shareholders consists of: 7,801,213 shares issued in the 2017 Placement (as defined herein) and (ii) 1,856,988 shares issued in the 2018 Placement (as defined herein).
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

Subject to Completion, dated September 9, 2019

Prospectus

MODULAR MEDICAL, INC.

9,658,201 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 9,658,201 shares of our common stock, par value $0.001 per share, by the selling shareholders identified in this prospectus. The shares being offered consist exclusively of:

•	7,801,213 shares issued to selling shareholders in the private placement completed on July 24, 2017 (the “2017 Placement”);
•	1,856,988 shares issued to selling shareholders in the private placement conducted between November 2018 through March 29, 2019 (the “2018 Placement”).

The selling shareholders will sell all or a portion of these shares from time to time, at a fixed price of $3.00 per share until our common stock is quoted on the OTC Bulletin Board, OTCQX or OTCQB, and, thereafter, at prevailing market prices or privately negotiated prices. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 24 of this prospectus. We will pay the expenses relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling shareholders of the shares covered by this prospectus including legal and accounting fees. Each selling shareholder, however, will pay and be responsible for all brokerage commissions and similar charges, if any, incurred by such person in connection with sales of such person’s shares.

We will not receive any proceeds from the sale of these shares.

Our common stock is quoted on the OTC Pink Open Market under the trading symbol “MODD.” On September 4, 2019, the closing price of our common stock was $0.20 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves risks. You should read and carefully consider the “Risk Factors” section beginning on page 7 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2019.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making an offer to sell or seeking an offer to buy any shares of common stock in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, regulatory, industry and competitive data and information on our business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) our ability to achieve a marketable product (i.e., our insulin pump), (ii) the timely and costs of obtaining all regulatory approvals and clearances relating to our insulin pump including those of the FDA, (iii) the sufficiency of our cash position, (iv) our ability to raise additional financing when needed and the terms and timing thereof, (v) that we have accurately analyzed our target market for our insulin pump, (vi) market acceptance of our product by our target market, (vii) the existence or development of products for diabetes that are viewed by medical professionals, third party payors and insulin dependent people with diabetes as superior and/or more preferable to, or more affordable or cost efficient than our product, (viii) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (ix) general economic and business conditions, (x) our ability and the timing of us to successfully commercialize our product (xi) changes in United States economic, political and social conditions, (xii) our ability to recruit and retain (and replace if necessary on a timely basis) competent professionals including third party consultants and advisors and their ability to timely and competently perform their services for us, (xiii) litigation related to our intellectual property rights and patents and claims against us for infringement on such rights of others as well as potential product liability claims against us, (xiv) issues relating to the thinly traded market for our shares of common stock, (xv) our ability to compete in the diabetes marketplace with larger and more substantial medical device companies, (xvi) the specific risk factors discussed under the heading “Risk Factors” below, and (xvii) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before you decide to invest in shares of our common stock. Unless the context otherwise requires, references in this prospectus to “Modular Medical,” the “Company,” “we,” “our,” or “us” are to Modular Medical, Inc. and its subsidiaries.

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin dependent people with diabetes.

The International Diabetes Federation, or IDF, estimates that in 2017, approximately 425 million people had diabetes worldwide and that by 2045, this number will increase to 629 million people. According to the Centers for Disease Control and Prevention, or CDC, 2017 National Diabetes Statistics Report, approximately 23 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5% to 10%, or approximately 1.2 to 2.3 million people. All people with type 1 diabetes require daily insulin. Of people with type 2 diabetes in the United States, according to the CDC, approximately 14%, or 3.2 million people, require insulin to manage their diabetes. We refer in this prospectus to people with type 1 diabetes and people with type 2 diabetes who require daily insulin as “insulin-dependent people with diabetes.”

Currently, there are two primary therapies available for insulin-dependent people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection (MDI) therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion into the body, and user directed infusions as appropriate (Continuous Subcutaneous Insulin Injections (CSII) therapy. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy primarily in that the continuous infusion of insulin allows absorption of glucose in a controlled manner minimizing large doses of insulin required before meals. This has proven to improve glucose control and reduce emergency room visits associated with low glucose.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, who we refer to in this prospectus as “almost pumpers.”

We generally define almost pumpers as persons with insulin dependent diabetes who are aware of pumps and the potential benefits, but because of the shortcomings and problems prevalent in available insulin pumps, continue to receive their daily insulin through insulin injections.

Our initial target market for our insulin pump is the almost pumper population located in the United States.

According to a market research study commissioned by us and conducted by our independent marketing consultant, Kinetic Innovations, Inc. now known as Kirk Brote Consulting (“Kirk Brote”), only an estimated 35% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30% of Americans with type 1 diabetes are who we classify as “almost pumpers”.

Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high level experience in developing, designing, obtaining FDA approval, managing and the commercialization of medical devices, including consumer and hospital based insulin pumps while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies and Tandem Diabetes Care, Inc, a leading supplier of pumping technology to the existing insulin pumping marketplace, which was originally founded by Mr. DiPerna.

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Our Insulin Pump Prototype

Over the past two years we have designed and developed working prototypes of our insulin pump.

During this period, we also have and continue to devote substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. We continue to engage Kirk Brote, to provide specific feedback and information from our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, focus groups both at industry related tradeshows and conferences.

Pre-Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype, prior to, commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it:
-	meets the general needs and preferences of our almost pumper target market based in large part on the recommendations from Kirk Brote resulting from their analysis of feedback and other information obtained from almost pumpers and their caregivers
-	meets the general guidelines of third party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, CMS which administrates the United States Medicare program. To assist us in making such modifications and refinements, we have retained PrecisionXtract Inc., an independent consulting firm, who is focused on ensuring that our product satisfies the coverage and reimbursement criteria of such third party payors.
•	Continue to work closely with, Susan Finnerman, of Regulatory Compliance Experts, Inc., referred to in this prospectus as “our FDA regulatory consultant,” to complete, finalize and file our FDA submission including our pre-market notification to the FDA for 510(k) clearance and all other documentation necessary to obtain FDA approval of our insulin pump. This will include the following:
-	engage the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, will receive FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(K) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification). We currently expect such conference will be conducted near the end of the third quarter of 2019.
-	Prepare and ensure that our pre-market notification that will be part of our FDA submission, demonstrates that our insulin pump is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public.
-	prepare our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of our insulin pump in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act (the “FDCA”), including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices.
-	We currently expect to make this submission near the end of the last quarter of 2019 or in the first quarter of 2020.
•	Together with our FDA regulatory consultant, take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump

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•	At the point that we feel confident of the FDA approval and clearance process relating to our insulin pump, select a manufacturer of our insulin pump through a competitive bidding process
•	Retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(K) clearance to market and sell our insulin pump to the public
•	Obtaining all other FDA approvals with regard to our product required by the FDCA
•	Educating endocrinologists, who typically prescribe pump usage, as to the superior qualities of our product
•	Demonstrating to general practitioners, who have been historically skeptical of the heightened support inherent in insulin pumps, of our product’s ease of use and convenience
•	Ensuring that our final product does in fact meet the needs of almost pumpers.
•	Overcoming the historic obstacles and reluctance of almost pumpers to using insulin pumps to treat their diabetes
•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump

The Private Placement Transactions

The shares of our common stock being offered for resale by selling shareholders named herein pursuant to this prospectus were issued in connection with two private placement transactions described below.

2017 Placement

On July 24, 2017, we sold to accredited investors in a private placement (the “2017 Placement”) an aggregate 7,801,213 shares of our common stock at a purchase price of $0.66 per share, resulting in gross proceeds to us of $4,731,872. We are registering for resale by the selling shareholders named herein the 7,801,213 shares of our common stock issued to such persons in the 2017 Placement.

2018 Placement

Between November 2018 and March 29, 2019, in a private placement (the “2018 Placement”) 1,856,988 shares of our common stock at a purchase price of $2.25 per share, resulting in gross proceeds to us of $4,142,666. We are registering for resale by the selling shareholders named herein the 1,856,988 shares of our common stock issued in the 2018 Placement.

All of the 9,658,201 Shares purchased in the 2017 Placement and the 2018 Placement were issued for cash except for 568,182 shares issued in the 2017 Placement to Manchester, at the same $0.66 per share purchase price paid by other investors, in exchange for the cancellation of the 2,900,000 shares Manchester purchased in April 2017 for $375,000 (or $0.13 per share). See “Prospectus Summary – Corporate History and Background – The Control Block Acquisition.”

Our offer and sale of all of the foregoing shares in connection with the 2017 Placement and the 2018 Placement were intended to be exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and the safe harbor provisions of Rule 506(b) of Regulation D thereunder, as applicable to sales of securities exclusively to accredited investors, as that term is defined in Rule 501(a) of Regulation D.

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This Offering

Securities being offered:	Up to 9,658,201 shares of common stock, consisting of (i) 7,801,213 shares issued in the 2017 Placement and (ii) 1,856,988 shares issued in the 2018 Placement. See “Selling Shareholders,” below.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling shareholders. See “Use of Proceeds.”

Market symbol for common stock:	Our common stock is quoted on the OTC Pink Open Market under the trading symbol “MODD.”

Risk factors:	See “Risk Factors” beginning on page 7 for risks you should consider before investing in our shares.

Corporate History and Background

We were formed as a corporation under the laws of the State of Nevada on October 22, 1998 under the name Bear Lake Recreation, Inc. We had no material business operations from 2002 until approximately April 26, 2017 when we acquired Quasuras, Inc., a Delaware corporation (“Quasuras”), in the Acquisition (as defined below). Prior to the Acquisition and, since at least 2002, we were a shell company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). On June 27, 2017, in anticipation of the closing of the Acquisition, we changed our name from “Bear Lake Recreation, Inc.” to “Modular Medical, Inc.” and changed our trading symbol from “BLKE” to “MODD.”

The Control Block Acquisition. On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. In connection with the Control Block Acquisition, James E. Besser was appointed our president and a director and Morgan C. Frank was appointed our chief executive officer, chief financial officer, secretary, treasurer and a director and immediately following such appointments, our then officers and directors resigned. Mr. Besser is the managing member of and Mr. Frank is the portfolio manager and a consultant to Manchester Management Company, LLC, a Delaware limited liability company (“MMC”). MMC is the general partner of Manchester and JEB Partners, L.P. (“JEB Partners”).

The Acquisition. On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras (the “2017 Acquisition Agreement”), the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”). Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition. Simultaneously with the closing of the Acquisition, we completed the 2017 Placement, Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition, Mr. Besser resigned as our president and a director and Mr. Frank resigned as our chief executive officer, chief financial officer, secretary, and treasurer, but remained a director and Mr. DiPerna was appointed our chairman, chief executive officer, chief financial officer, secretary and treasurer.

On July 28, 2017, we filed with the Securities and Exchange Commission (the “SEC”), a Current Report on Form 8-K, our Super 8-K, disclosing the Acquisition, the 2017 Placement, the cancellation of the 2,900,000 Control Block and related transactions. As a result of the filing of our Super 8-K we ceased being a shell company.

Implications of being an emerging growth company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.

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An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Modular Medical, Inc. is a Nevada corporation with its principal business office at 800 West Valley Parkway, Suite 203, Escondido, California 92025. Our website can be found at www.modular-medical.com. We do not intend nor are we incorporating any contents from our website into this prospectus.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our common stock. Our business, operating results or financial condition could be adversely affected by any of these risks. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. The trading price of our common stock could also decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

As a development stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the 3 month periods ending June 30. 2019 and 2018, we incurred net losses of approximately $1,122,198 and $249,566, respectively, and for the fiscal years ended March 31, 2019 and 2018, we incurred net losses of approximately $2,539,498 million and $659,246 million, respectively. General administrative expenses for the 3 months ending June 30, 2019 increased by 88.7% to $146,626 as compared to $77,691 for the same period in 2018. For the fiscal year ended March 31, 2019, general and administrative expenses increased by 332% to $434,558 as compared to $100,561 for 2018.

We expect to incur losses for the foreseeable future as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump. Since our prototype insulin pump is currently our only product, if it fails to gain regulatory approval and market acceptance, we will not be able to generate any revenue, or explore other opportunities to enhance shareholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or a substantial part of their investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

We will need substantial additional funding to complete subsequent phases of our insulin pump product and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. While we believe that we have generally completed the engineering and mechanical aspects of our insulin pump prototype, we still must modify, refine and finalize our insulin pump to, among other things, meet the general needs and preferences of the almost pumper marketplace and the guidelines of third party payors. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital, or enter into strategic partnerships, to enable us to:

•	fund clinical studies and seek regulatory approvals;
•	build or access manufacturing and commercialization capabilities;
•	develop, test, and, if approved, market our product;
•	acquire or license additional internal systems and other infrastructure; and
•	hire and support additional management, engineering and scientific personnel.
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Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing security holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably. See “Our Business – Corporate History and Background,” below.

We may not be able to meet our future capital needs.

To date, we have no revenue and we have limited cash liquidity and capital resources. We will need additional capital in the near future. Any equity financings will result in dilution and may contain other terms that are not favorable to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing that we may obtain in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs of our clinical studies for our insulin pump product and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;
•	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;
•	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product;
•	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;
•	decisions to hire additional scientific, engineering or administrative personnel or consultants;
•	our ability to manage administrative and other costs of our operations; and
•	the presence or absence of adverse developments in our research program.
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If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	the costs and results of our clinical studies regarding our insulin pump product;
•	the time and costs involved in obtaining regulatory clearance and approvals;
•	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;
•	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and
•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and shareholder interests

If we fail to raise additional funds on a timely basis we will need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets. See “Our Business – Keep costs low during our design and development process,” below.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump  obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump  is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete, which, since our insulin pump is our only product, would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We may need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition. See “Our Business – Employ experienced engineers, recruited, supervised and led by Mr. DiPerna, a highly experienced respected engineer and executive in the insulin pump industry.”

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We do not have internal research and development personnel, making us dependent on consulting relationships.

We consider research and development to be an important part of the process of designing, developing, obtaining regulatory required approvals and the eventual commercialization of our insulin pump. For the quarter ending June 30, 2019, our research and development expenditures increased approximately 518% to $703,783 from $135,789 during the same quarter in 2018. For our fiscal year ended March 31, 2019, research and development expenditures increased by 466% to $1,882,345 as compared to $332,642 for fiscal year 2018. Such increases in research and development expenditure are attributable to effort and expenses incurred in designing and developing our innovative insulin pump. We expect to continue to incur substantial costs related to research and development.

We currently have no research and development personnel, and rely and expect for the foreseeable future to continue to rely, on third party consultants to perform such functions for us. As a result, we are and expect to continue for the foreseeable future to be dependent on such third parties. Generally, our contracts with such third parties, are terminable for any reason by us or such third parties on 2 weeks to 30 day notice (with one exception, providing for 90 days’ notice) and provide for no severance or termination benefits to such third parties. As a result, such third parties may be able to terminate their contractual relationships with us quickly and with little, if any, notice. Although we believe there is a relatively large and readily accessible network of third parties that we can draw from to replace any of our then third party consultants, no assurances can be given that we would be able to quickly and seamlessly find and hire suitable replacements. Any material interruption or delay in our research and development activities performed by our third party consultants could impair our ability to meet any deadlines and materially impair our then product design and development, regulatory approval and/or commercialization activities which could have a material adverse effect on our business, financial condition and stock price. In addition, if we do not appropriately manage our relationships with such third parties, we may not be able to efficiently manage the development, testing, regulatory approval and eventual commercialization of our insulin pump, which also could have a material and adverse effect on our business, financial condition and stock price.

We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on our third party consultants, for important aspects of our product development strategy. We do not have the required financial and human resources to carry out independently the development of our product, and do not have the capability or resources to manufacture, market or sell our current product. As a result, we contract with and rely on third parties for important functions, including in connection with the development and finalization of our insulin pump, the preparation and filing of our FDA submission and eventual manufacturing and commercialization of our product. We have recently entered into several agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes related service providing company for the further development and approval of our insulin pump product. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will achieve our goals or be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business – Number of Total Employees,” below.

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We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations including to commercialize our product.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is "substantially equivalent" to a legally-marketed "predicate" device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved pre-market approval (“PMA”) and later down-classified, or a 510(k)-exempt device. To be "substantially equivalent," the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device.

Certain modifications made to our product, which we currently expect to be cleared through 510(k), may require a new 510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA's 510(k) clearance process usually takes from three to 12 months, but can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business, including our ability to commercialize our product and our shareholders could lose their entire investment. Furthermore, even if we are granted the required regulatory clearances, such clearances may be subject to significant limitations on the indicated uses for the device, which may limit the market for our product.

If the FDA requires us to go through a lengthier, more rigorous examination for our product than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our insulin pump medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA that our product is safe or effective for its intended use;
•	the disagreement of the FDA with the design or implementation of our clinical studies or the interpretation of data from our clinical studies;
•	serious and unexpected adverse device effects experienced by participants in our clinical studies;
•	the data from clinical studies may be insufficient to support clearance or approval, where required;
•	our inability to demonstrate that the benefits of our pump outweigh the risks;
•	the manufacturing process or facilities we intend to use may not meet applicable requirements; and
•	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our product or impact our ability to modify our product after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our pump, increase the costs of compliance or restrict our ability to maintain our current approval. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several "Medical Device Regulatory Improvements" and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new clearance, increase the costs of compliance or restrict our ability to maintain any clearance or approval we are able to obtain.

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As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for pumps for any but their most technologically proficient and compliant patients and places pumps out of reach for many patients who cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

Our competitors may:

•	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;
•	develop product candidates and market products that are less expensive or more effective than ours;
•	commercialize competing products before we can launch any products we are working to develop;
•	hold or obtain proprietary rights that could prevent us from commercializing our products; or
•	introduce therapies or market medical products that render our potential product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation and smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing medical device and other product candidates;
•	undertaking testing and clinical studies;
•	building relationships with key customers and opinion-leading physicians;
•	obtaining and maintaining FDA and other regulatory approvals;
•	formulating and manufacturing medical devices;
•	launching, marketing and selling medical devices; and
•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed products, we may be unable to obtain regulatory approval. If our competitors market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively. See “Our Business – Competition,” below.

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We expect to rely on third party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues. See “Our Business – Keep costs low during design and development process,” below.

We may not be able to successfully scale-up manufacturing of our product in sufficient quality and quantity, which would delay or prevent us from developing our product and commercializing our product.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump, if 501(k) clearance is granted, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product in sufficient quality and quantity, the development and testing of our product and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product in clinical studies may result in adverse effects. We cannot predict all the possible harms or adverse effects that may result. We maintain a modest amount of product liability insurance to provide some protection from claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business. See “Our Business – Government Regulations,” below.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the sales and marketing of our insulin pump and could cause us to incur significant costs.

Our insulin pump is subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or PMA from the FDA, unless an exemption applies. We may be required to obtain a new 510(k) clearance  for significant post-market modifications to our insulin pump. Each of these processes can be expensive and lengthy, and entail significant user fees, unless exempt.

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Medical devices may be marketed only for the indications for which they are approved or cleared.  Further, 510(k) clearances can be revoked if safety or effectiveness problems develop.

The current  regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notification, or orders for repair, replacement or refunds
•	voluntary or mandatory recall or seizure of our current or future products;
•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;
•	imposing operating restrictions, suspension or shutdown of production;
•	refusing our requests for 510(k) clearance or pre-market approval of any new products, new intended uses or modifications to our insulin pump;
•	rescinding 510(k) clearance that has already been granted; and
•	criminal prosecution.

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product and research technologies.

We have applied to the U.S. Patent and Trademark Office for two US patents on our proprietary fluid movement technology and the configuration of our insulin pump. There is no assurance that these patents will be issued, and no assurance that they will prevent other companies from competing with us. We will continue to attempt to patent our innovations as appropriate to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval. See “Our Business – Patents,” below.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product depends on our ability to use, manufacture and sell our product without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump candidate could infringe.

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If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;
•	substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;
•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and
•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

Healthcare reform laws could adversely affect our product and financial condition.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are ongoing at the federal and state government levels. There are provisions of law that provide for the creation of a new public-private Patient-Centered Outcomes Research Institute tasked with identifying comparative effectiveness research priorities. For example, establishing a research project agenda and contracting with entities to conduct the research in accordance with the agenda. Research findings published by this institute are publicly disseminated. It is difficult at this time to determine whether a comparative effectiveness analysis impacting our business will be done, and assuming one is, what impact that analysis will have on our insulin pump or our future financial results.

In addition, the Affordable Care Act and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care. Some of these initiatives purport to, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for medical devices such as our insulin pump and other outcomes that could adversely impact our business and financial results.

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and Congressional challenges. In addition, there have been efforts by the Trump administration to repeal or replace certain aspects of the ACA and to alter the implementation of the ACA and related laws. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, commonly referred to as the "individual mandate", effective January 1, 2019. Further, the Bipartisan Budget Act of 2018 among other things, amended the Medicare statute, effective January 1, 2019, to reduce the coverage gap in most Medicare drug plans, commonly known as the “donut hole,” by raising the manufacturer discount under the Medicare Part D coverage gap discount program to 70%. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our  business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize  our insulin pump and achieve profitability.

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If we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product could be interrupted, and our product sales and operating results could suffer.

A material step in the process of the commercialization of our product will involve selecting a manufacturer or manufacturers for our pump. We and any future contract manufacturers of our insulin pump will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our product could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that  they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Our Business – Patents,” below.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third parties contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business. See “Our Business –Use of Proprietary Technology,” below.

Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results.

Even assuming we obtain FDA approval or clearance with regard to our insulin pump, the FDA has the authority to require the recall of our  pump if we commence manufacturing of our insulin pump and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the product. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our product would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump would be particularly harmful to our business, financial condition and results of operations because it is currently our only product.

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Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and issues with regard to the financial markets, could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue.

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. If in the future we are approved for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product from third-party payors, we will be unable to generate significant revenue.

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump, patients may not use it, which would cause investors to lose their entire investment.

We are subject to the oversight of the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business. See “Our Business – Government Regulation,” below.

Risks Relating to Our Common Stock

Our shares of common stock are quoted on the OTC Pink Open Market; no active trading market for our common stock.

Our shares of common stock are traded on the OTC Pink Open Market. There is currently no trading market, and for at least the prior 3 years there has not been any active trading market for our common stock. There can be no assurance that an active trading market for our common stock will develop or if one develops, it will be sustained. Furthermore, because our shares of common stock are traded on the OTC Pink Open Market, the shares of our common stock covered by this prospectus will only be offered and sold by selling shareholders at a fixed price of $3.00 per share until our shares are quoted on the OTCQX or OTCQB marketplace of the OTC Link, and, thereafter, at prevailing market prices or privately negotiated prices.

The sale of shares by the selling shareholders may cause our stock price to decline.

The selling shareholders may sell, in accordance with the limitations set forth in this prospectus, up to the 9,658,201 shares of common stock covered by this prospectus, in the public markets. Because of the lack of any active trading market for our shares, any such sales that are able to be made will likely cause our stock price to decline. See “Plan of Distribution,” below.

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We do not expect any cash dividends to be paid on our shares in the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, shareholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure shareholders of a positive return on their investment when they sell their shares or that shareholders will not lose the entire amount of their investment. See “Description of Our Common Stock – Dividend Policy,” below.

If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; agreement to elect directors.

As of June 30, 2019, our executive officers, directors and certain persons who may be deemed their affiliates beneficially owned substantially in excess of 50.1% of our issued and outstanding common stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring shareholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other shareholders. In addition, pursuant to the July 24, 2017 agreement pursuant to which we acquired Quasuras, until July 24, 2022, our board of directors will consist of no less than 2 and no more than 5 directors, of which Mr. DiPerna, in addition to being our chairman, has the right to appoint 2 additional directors and Manchester has the right to appoint 2 directors, of which Mr. Frank constitutes 1 such director. As a result of such agreement, until July 24, 2022, other shareholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if such other shareholders believe that our board of directors is taking actions to which the shareholders object. See “Stock Ownership by Principal Shareholders and Management” below.

Sale of our common stock by the selling shareholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock that would be caused by the sale of material amounts of our common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock. See “Plan of Distribution,” below.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the first sale of shares covered by this prospectus, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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Our common shares may be classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Our common stock is traded on the OTC Pink Markets. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common shares may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our common stock. We believe that the penny stock rules may discourage investor interest in and limit the marketability and reduce the level of trading activity of our common shares. The market price of our common stock may suffer as a result. See “Plan of Distribution,” below.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, or at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital. See “Description of Common Stock - Stock Options”, below.

Purchasers in this offering may experience immediate and substantial dilution.

The current trading price of the common stock that may be offered for resale pursuant to this prospectus is higher than the current net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. In addition, you may experience dilution if we issue additional shares of common stock that we are permitted or required to issue under outstanding options and under our equity incentive plan or other compensation plans that may be implemented in the future. See “Description of Common Stock - Dilution,” below.

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Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. See “Description of the Common Stock – Preferred Stock,” below.

If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluations, our management concluded that there were material weaknesses in our internal control over financial reporting and management concluded that the Company’s internal controls over financial reporting were not effective as of March 31, 2019. Such material weaknesses related to inadequate internal controls over financial reporting, and the lack of segregation of duties in our financial reporting process. Specifically, management noted that we do not have a separately designated audit committee or an independent director. Any failure to implement the new or improved controls necessary to remedy the material weaknesses described above, or difficulties encountered in the implementation or operation of these controls, could harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without shareholder approval.

Pursuant to Article IX of our second amended and restated articles of incorporation, our board of directors has the power, without obtaining shareholder approval, to effectuate recapitalizations of the Company through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of the Company by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our shareholder’s number of shares owned, and our shareholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. We will receive no proceeds from the sale of shares of common stock by the selling shareholders. For more information about the selling shareholders, See “Selling Shareholders,” below.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of our shares by the selling shareholders. The selling shareholders acquired our shares in private placement transactions. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, no selling shareholder: (i) has held any position or office with us during the three (3) years prior to the date of this prospectus, or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

Set forth below is the name of each selling shareholder and the amount and percentage of common stock owned by each prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling shareholders.

We have registered up to 9,658,201 shares of common stock, consisting of (i) 7,801,213 shares issued in the 2017 Placement and (ii) 1,856,988 shares issued in the 2018 Placement. For a more complete summary of the foregoing transactions, refer to the disclosure under the heading “Prospectus Summary—The Private Placement Transactions” beginning on page 4 of this prospectus.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.

The following table is based on information provided to us by the selling shareholders and is as of September 4, 2019. The selling shareholders may sell all or some of the shares of common stock they are offering and may sell unless indicated otherwise in the footnotes below shares of our common stock otherwise pursuant to this prospectus. The tables below assume that each selling shareholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

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Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Pre- Offering(1)		% Owned Beneficially Pre- Offering(1)(2)	Shares of Common Stock to be offered for selling shareholder’s account(3)		Shares of Common Stock Beneficially Owned Post- Offering(1)	% Beneficially Owned Post- Offering(1)(2)

Atwood P. Collins (4)	44,444		*	44,444		—	—
Blackwell Partners LLC – Series A (4)(5)	213,334		1.20%	156,000		—	—
Christopher Davis (6)	400,000		2.24	400,000		—	—
Christopher B. Davis Guardianship Dated 1/25/2007 (4)	122,667		*	122,667		—	—
Clive Anthony Caunter (6)	227,273		1.27	227,273		—	—
Dick Horn (6)	76,000		*	76,000		—	—
Dogma Holdings Inc. (4)	22,002		*	22,002		—	—
Frank Family 1996 Trust	489,999		2.74%	489,899	(7)	—	—
Harry Charles Mills Scio (6)	40,000		*	40,000		—	—
James E. Besser	6,384,691	(8)	35.73%	88,889	(4)	6,295,802	35.23%
Jason Pickett (6)	151,515		*	151,515		—	—
JEB Partners, LP	6,384,691	(8)	35.73%	917,576	(9)	5,467,115	30.60%
JOJ Holdings, LLC (6)	75,758		*	75,758		—	—
Lawrence Groo (6)	38,000		*	38,000		—	—
Manchester Explorer, LP	6,384,691	(8)	35.73%	5,016,566	(10)	1,368,125	7.66%
Michael Malouf (6)	151,515		*	151,515		—	—
Paul DiPerna Trust	7,638,117	(11)	42.74%	303,030	(6)	7,335,087	41.05%

Pepper Grove Holdings Limited (6)	151,515		*	151,515		—	*
Peter Karabatos (4)	13,333		*	13,333		—	*
Ray Gallo (4)	44,444		*	44,444		—	*
Robert Andrade (4)	11,111		*	11,111		—	*
Robert Gambi (6)	50,000		*	50,000		—	*
Robin Russell (6)	76,000		*	76,000		—	*
Rostilav Raykov (12)	89,092		*	89,092		—	*
Samuel Davis Trust FBO Alma Davis David (4)	44,000		*	44,000		—	*
Sarah Ball (4)	8,882		*	8,882		—	*
Simon Ball (4)	8,882		*	8,882		—	*
683 Capital Partners, LP (4)	444,444		2.49	444,444		—	*
Solas Capital Partners, LP (4)(5)	213,334		1.20%	21,778		—	*
Solas Capital Partners II, LP (4)(5)	213,334		1.20%	35,556		—	*
The Entrust Group FBO William Meehan IRA 7230006842 (4)	35,000		*	35,000		—	*
Varana Capital Focused, LP (6)	303,030		1.70	303,030		—	*

*Represents less than 1%

(1)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Shares of common stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.
(2)	Percentages are based on 17,870,261 shares of common stock outstanding as of June 30, 2019.
(3)	Represents shares of our common stock issued exclusively in the 2017 Placement and the 2018 Placement.
(4)	Includes shares purchased in the 2018 Placement.
(5)	Includes (i) 156,000 shares directly held, which shares constitute a portion of the assets of Blackwell Partners, LLC-Series A for which Solas Capital Management, LLC (“Solas Capital Management”), acts as its investment manager for and has voting and dispositive power over; (ii) 21,778 shares held directly by Solas Capital Partners, LP, of which Solas Capital Management is the investment manager of and has voting and dispositive power over; and (iii) 35,556 shares held directly by Solas Capital Partners II, LP, of which Solas Capital Management is the investment manager of and has voting and dispositive power over. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(6)	Includes shares purchased in the 2017 Placement.
(7)	Includes (i) 378,778 shares purchased in the 2017 Placement, and (ii) 111,111 shares purchased in the 2018 Placement. The address for the Frank Family Trust is c/o Manchester Management, LLC, 3 West Hill Place, Boston, MA 02114. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
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(8)	Includes (i) 180,830 shares directly held by Mr. Besser, which shares were received in the Acquisition in exchange for Mr. Besser’s shares of Quasuras; (ii) 88,889 shares directly held by Mr. Besser who purchased such shares in the 2018 Placement; (iii) 4,545,455 shares held by Manchester who purchased such shares in the 2017 Placement; (iv) 471,111 shares held by Manchester who purchased such shares in the 2018 Placement; (v) 757,576 shares held by JEB Partners who purchased such shares in the 2017 Placement; (vi) 160,000 shares held by JEB Partners who purchased such shares in the 2018 Placement; and (vii) 180,830 shares held by Mr. Frank, which shares were received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser as the managing member and Mr. Frank as the portfolio manager and consultant of Manchester Management, LLC (“MMC”), the general partner of Manchester and JEB Partners, have shared voting and dispositive power over shares held by Manchester and JEB Partners. The address for Mr. Besser is c/o Manchester Management, LLC, 3 West Hill Place, Boston, MA 02114. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(9)	Includes (i) 757,576 shares directly held and purchased in the 2017 Placement; and (ii) 160,000 shares directly held and purchased in the 2018 Placement. The address for JEB Partners is c/o Manchester Management, LLC, 3 West Hill Place, Boston, MA 02114. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(10)	Includes (i) 4,545,455 shares purchased by Manchester in the 2017 Placement; and (ii) 471,111 shares purchased by Manchester in the 2018 Placement. The address for Manchester is c/o Manchester Management, LLC, 3 West Hill Place, Boston, MA 02114. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(11)	Includes (i) 303,030 shares held directly by the Paul DiPerna Trust, which shares were purchased by the Paul DiPerna Trust in the 2017 Placement; (ii) 7,270,400 shares acquired by Mr. DiPerna in the Acquisition in exchange for his shares of Quasuras; and (iii) 64,687 shares issuable upon exercise of fully vested stock options issued to Mr. DiPerna under our EIP (as defined below). Mr. DiPerna is our Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Director. The address for Mr. DiPerna is 800 West Valley Parkway, Suite 203, Escondido, CA 92025. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(12)	Includes (i) 75,758 shares purchased in the 2017 Placement; and (ii) 13,334 shares purchased in the 2018 Placement. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
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PLAN OF DISTRIBUTION

We are not offering any of the selling shareholders’ shares. Such shares may be sold by the selling shareholders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale by the selling shareholders.

The selling shareholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling shareholders.

The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling shareholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling shareholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

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Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse’s net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2019, we had 17,870,261 common shares issued and outstanding held by approximately 91 holders of record.

Common Stock

Each shareholder of our common stock is entitled to a pro rata share of any cash distributions made to shareholders, including any dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our governing documents, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. However, pursuant to the July 24, 2017 agreement in which we acquired Quasuras, until July 24, 2022, our board of directors will consist of no less than 2 and no more than 5 directors, of which Mr. DiPerna in addition to being the chairman of our board has the right to appoint 2 directors and Manchester has the right to appoint 2 directors, of which Mr. Frank constitutes 1 such director. As a result, until July 24, 2022, shareholders will not have the ability to elect any directors either at the annual meeting or by written consent. Our board of directors is elected as a single class.

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The holders of our common stock are entitled to receive dividends when and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never paid dividends and have no current plans to do so. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, and other factors that the board of directors, in its discretion, may deem relevant. There are no restrictions, other than applicable law, on the ability of the board of directors to declare and pay dividends.

Preferred Stock

Our board of directors is authorized to issue up to 5,000,000 shares of non-voting preferred stock, par value $0.001 per share, in one or more series, without stockholder approval. We have not issued, nor established any series for, any of our preferred stock.

Stock Options

On October 19, 2018, our board of directors approved our 2017 Equity Incentive Plan (“EIP”) that reserves 3,000,000 shares of common stock of the Company to be issued. Under the Company’s EIP, eligible employees, directors and consultants are granted options to purchase shares of common stock of the Company. The EIP is administered by the Company’s board of directors or, in the alternative, if necessary, a committee designated by the board of directors, and has the sole power over the exercise of the EIP. The board of directors determines whether the EIP will allow for the issuance of shares of common stock or an option to purchase shares of common stock, such option designated as either an incentive stock option or a non-qualified stock option. As of June 30, 2019, stock options to purchase 1,557,019 shares have been granted under our EIP.

The exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees, directors and consultants who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (B) granted to employees, directors and consultants other than to employees, directors and consultants described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;
(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the board of directors; and
(iii)	In the case of other grants, such price as is determined by the board of directors.

The board of directors is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally does not allow for the transfer of the options, and the board of directors may amend, suspend or terminate the EIP at any time.

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Dilution

The current trading price of the common stock that may be offered for resale pursuant to this prospectus is higher than the current net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.

This offering is for sales of common stock by the selling shareholders on a continuous or delayed basis in the future. Neither sales of common stock by the selling shareholders nor cash payments made by the purchasers of the common stock will result in a change to the net tangible book value per share before and after the sale of the shares by the selling shareholders. Prospective investors should be aware, however, that the price of shares of common stock may not bear any rational relationship to the net tangible book value per share of the common stock. See “Risk Factors – Purchases in this offering may experience immediate and substantial dilution,” above.

OUR BUSINESS

Overview

We are a development stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by limited adoption of currently available pumps for insulin dependent people with diabetes.

It is our view that many people with diabetes currently experience a number of problems and/or shortcomings with the current products in the insulin pump market and that, by alleviating these issues, we can expand the scope insulin pump usage. We believe that, to achieve broader market acceptance, an insulin pump must be simpler and less time consuming to operate, as well as more intuitive to both patients and physicians in order to reduce the friction of current products. We also believe that such a product must be specifically designed to meet the general guidelines of third party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, CMS, which administrates the United States Medicare program. This will increase the likelihood  that such  third party payors will  cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump (with manageable co-payments, as applicable), so that our product will be affordable by users. See “Risk Factor – Healthcare reform laws could adversely affect our product and financial condition,” above.

Among the more prominent issues are:

•	Complexity: Many existing pumps are highly complex and require significant technical expertise to be used effectively. We believe such pumps were designed for so called “super users” who have high levels of motivation and technical competence and that the complexity of such existing pumps proves daunting to less technically inclined users.
•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and 48 inches of tubing, which must be replaced frequently, to connect this catheter to a pump. This requires users to carry spare parts and other equipment adding to the cumbersomeness of using the pump.
•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. Although, these costs vary by pump, multi thousand dollar upfront payments, often with substantial co-payments, in addition to possible daily co-payments on consumables are not uncommon. Such expenses often place current pumps out of reach for patients and make insurers very hesitant to pay for them, leading to limited or nonexistent reimbursement/coverage.

The Market

Diabetes is a chronic, life-threatening disease for which there is no known cure. Type 1 diabetes is an auto immune disease whereby the immune system attacks and destroys beta cells in the pancreas leaving it unable to produce insulin. Type 2 diabetes is most commonly caused by the development of insulin resistance that prevents the body from properly using insulin. Insulin is a life sustaining hormone that allows cells in the body to absorb glucose and store it or covert it to energy. Those with diabetes are left unable to properly process sugars resulting in excessive sugar in their bloodstream. If not closely monitored and properly treated, such excess blood sugar can lead to serious medical complications including damage to organs and tissues, seizures, coma, and death. By injecting controlled doses of insulin, people suffering from diabetes can reduce their blood glucose levels to mitigate these complications and allow better processing and storage of sugars.

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The International Diabetes Federation, or IDF, estimates that in 2017, approximately 425 million people had diabetes worldwide and that by 2045, this number will increase to 629 million people worldwide. According to the Centers for Disease Control and Prevention, or CDC, 2017 National Diabetes Statistics Report, approximately 23 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 5% to 10%, or approximately 1.2 to 2.3 million people. All people with type 1 diabetes require daily insulin. Of people with type 2 diabetes in the United States, according to the CDC, approximately 14%, or 3.2 million people, require insulin to manage their diabetes.

Currently, there are two primary therapies available for insulin-dependent people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection (MDI) therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion into the body, and user directed infusions as appropriate (Continuous Subcutaneous Insulin Injections (CSII)) therapy. Each is designed to supplement or replace the insulin-producing function of the pancreas. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy primarily in that the continuous infusion of insulin allows absorption of glucose in a controlled manner minimizing large doses of insulin required before meals. The steady flow of insulin and the easier application of mealtime boluses has been shown by numerous studies to result in lower HbA1c’s (a measure of the amount of glucose in the bloodstream) when compared to MDI therapy. This has proven to improve glucose control and reduce overall long term adverse effects  and emergency room visits associated with low glucose.

Notwithstanding the  advantages of pump usage, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, referred to herein  as “almost pumpers.” We generally define almost pumpers as persons with insulin dependent diabetes who are aware of pumps and the potential benefits, however, because of the shortcomings and problems prevalent in available insulin pumps, continue to receive their daily insulin through insulin injections. Our initial target market for our insulin pump is the almost pumper population located in the United States.  According to a market research study commissioned by us and conducted by Kirk Brote only an estimated 35% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30%  of Americans with type 1 diabetes are who we classify as “almost pumpers.” We believe our proposed product has the potential to substantially improve the day to day quality of life of such persons. In addition to educating almost pumpers as to why our insulin pump is a “better” solution to their treatment needs, with regard to physicians, we need  to inform endocrinologists, who typically prescribe pump usage, about the superior qualities of our product and convince  general practitioners, who have been historically skeptical of the heightened support inherent in insulin pumps, of our product’s ease of use and convenience.

In an article entitled “Evaluation of the Cascade of Diabetes Care in the United States, 2005-2016” published in the Journal of Academy of Medical Sciences on August 12, 2019, Pooyan Kazemian PhD and various co-authors found that rates of adults diagnosed with diabetes, achieving A1c, blood pressure and cholesterol targets, had not improved significantly from 2005 to 2016. Specifically, the study found that only 1 in 4 adults with diabetes in the United States achieved composite goals during this period. The study indicated that, although there have been significant advances in diabetes drugs, technology and clinical guidelines since 2005, the most formidable challenges confronting future advances in diabetes care may be in providing access to high quality treatment. We believe that the study’s conclusions reflect the impact of the industry’s singular focus on improving the care of the highly motivated, well insured and technologically proficient people with the opportunity and capability of using pumps currently prevalent in the market, leaving non pumpers behind. These patients are left with dated and less effective devices, highlighting the opportunity of providing technology that is appropriate for this badly underserved segment of the population of Americans with diabetes.

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The Opportunity

We believe an insulin pump having the correct mix of efficiency, reliability, features that are easy to understand and use, offer and are offered at an affordable price point will drive a substantial percentage of “almost pumpers” to use insulin pumps. We believe that such an insulin pump can improve glucose control, and, therefore, the user’s quality of life while substantially mitigating adverse diabetes related health risks and many if not all of the challenges and shortcomings discussed herein.

As set forth in general terms herein, we believe existing pumps have numerous shortcomings and challenges including:

Outdated Style. Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive to products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

Bulky size. We believe that consumers view traditional pumps, especially those with tubing, to be large, bulky, and inconvenient to carry or wear, especially when compared to modern consumer electronic devices. The size of the pump further contributes to users being embarrassed by the pump. We believe a simple patch style of pump will drive adoption.

Pump mechanism limitations. Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

Costs. Existing pumps are expensive, with the more popular models having purchase prices exceeding $4,000 (for individuals without health insurance coverage) and often require significant patient copays (for those patients with insurance coverage). Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for pumps for any but their best and most compliant patients and places such pumps out of reach for many patients who cannot afford such out of pocket expenses and/or do not have the clinical care professionals to advocate for them with insurers.

Our Solution

The Company’s proposed pump is being designed and developed to address the above shortcomings and to appeal to the substantial group of “almost pumpers” currently interested in using an insulin pump, but have not done so because of the complexity, cost or cumbersome nature of existing products.

We  have substantially completed the general engineering and mechanical aspects of our current insulin pump prototype. However, we are continuing to modify, refine and fine tune  our prototype so that it meets the general needs and preferences of our almost pumper target market, based in large part on the recommendations from our independent marketing consultant, Kirk Brote.  These recommendations were predicated upon our consultants’  analysis of feedback and other information obtained from almost pumpers and their caregivers.  We are also in the process of modifying our product  so that meets the general guidelines of third party payors. To assist us in making these coverage driven  modifications and refinements, we have retained PrecisionXtract Inc., an independent consulting firm focused on ensuring that our product satisfies the coverage and reimbursement criteria of such third party payors.

Over the past two years we have designed and developed working prototypes of our insulin pump. During this period, we also have and continue to expend substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. We continue to engage Kirk Brote, to provide specific feedback and information from our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, focus groups both at industry related tradeshows and conferences.

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The human factors studies that we have conducted, and will continue to conduct, under the direction and supervision of Kirk Brote, take place in three stages. Stage 1 studies were conducted to validate the almost pumper market segment. Stage 2 studies have been conducted to identify specific potential features and attributes for our prototype pump based on feedback from almost pumper test participants. For example, based on participant feedback, we have modified our pump to meet several user preferences, such as enhanced compatibility with smart phones, the flexibility for pump usage for limited periods of time without a controller and the ability to temporarily remove the pump. Stage 3 studies, which we expect to conduct after obtaining 510(k) clearance from the FDA, will be conducted to validate the design and functionality of our product based on actual treatment of participants (i.e., using our pump to inject insulin). Currently, we are at the very end of Stage 2.

Our current objective is to successfully design, develop and obtain all required regulatory approvals for our proposed insulin pump and, thereafter, commercialize, market and sell the finished product. At the point that we feel confident of the FDA approval or clearance process relating to our insulin pump, we will start manufacturing our insulin pump. For cost efficiency, we will select a manufacturer or manufacturers  through a competitive bidding process. We will need to be cognizant of our prospective  manufacturer’s ability to comply , and maintain compliance with, the FDA’ quality system regulations. We intend to make our product available to almost pumpers across mostly all socioeconomic groups in the United States. To that end, we intend to recruit and retain a  sales and marketing team, familiar with our product’s regulatory environment, to launch a promotional campaign for our insulin pump substantially focused on the almost pumper  target market. For a general discussion of the steps to commercialization of our pump and the hurdles that we will need to surmount, see “Prospectus Summary – Pre-Commercialization Steps.”

To achieve our above stated immediate and current goals, we intend to pursue the following business strategies:

Use of Innovative proprietary technology. Our design and development team is led by Paul DiPerna, our chairman, chief executive officer and a 40% shareholder. Mr. DiPerna has over 30 years of high level experience in developing, designing, obtaining FDA approval and the commercialization of medical devices, including consumer and hospital based insulin pumps while working for such industry leading medical device companies as Baxter Healthcare, Inc., a supplier of drug therapies and associated pumping technologies and founding Tandem Diabetes Care, Inc, a leading supplier of pumping technology to the existing insulin pumping marketplace. Based upon Mr. DiPerna’s substantial experience in engineering design and innovative technology in the medical device industry and in particular with insulin pumps, we have created certain critical proprietary technology that will be incorporated into our proposed insulin pump. We believe our technology will greatly assist us in creating a simpler user-friendly pump. See “Risk Factor – Technological Breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete,” above.

Keep costs low during our design and development process. To attempt to ensure that we have sufficient funds to design, develop and obtain all required regulatory approvals for our proposed insulin pump without having to sacrifice quality and efficiency, we intend to maintain a tight budget and limit expenditures where possible. We believe this will be possible because of the extensive knowledge and experience of Mr. DiPerna, not only in the diabetes industry, but more specifically in the insulin pump device market. In addition to his experience in designing and developing insulin pumps as well as other medical devices, Mr. DiPerna has demonstrated a proven ability to manage a small and focused development team. We currently expect various other expenses, such as product scale up, sales and marketing costs, will not be incurred until such time as development work is completed and regulatory clearance and approvals are obtained. See “Risk Factor – we are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses and we may never achieve or maintain profitability,” above.

Employ experienced engineers recruited, supervised and led by Mr. DiPerna, a highly experienced and respected engineer and executive in the insulin pump industry. To attempt to ensure that our proposed insulin pump is functional and efficient as well as to conserve funds, significantly all of our employees will initially be hand-picked engineers under the direct supervision and leadership of Mr. DiPerna. We believe that there is a rich pool of engineers with significant applicable experience and knowledge who we will be able to initially employ on a contract and/or outsource basis to help us design and develop our proposed insulin pump. We believe by hiring such persons on an out-source basis, we will save substantial resources. Moreover, under Mr. DiPerna’s leadership, we believe that the team will be focused on the technological and mechanical aspects of our proposed insulin pump, resulting in a cost efficient and precisely designed product. See “Risk Factor – we do not have internal research and development personnel, making us dependent on consulting relationships,” above.

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Government Regulations.

Before we can market our prototype insulin pump to the public, we will need to obtain FDA clearance. Our insulin pump is and will be subject to extensive and ongoing regulation by the FDA and other federal, state, and local regulatory bodies. FDA regulations govern, among other things, product design and development, pre-clinical and clinical testing, manufacturing, labeling, post-market adverse event reporting, post-market surveillance, complaint handling, repair or recall of products, product storage, record keeping, pre-market clearance or approval, advertising and promotion, and sales and distribution.

Unless an exemption applies, each medical device, such as our insulin pump, that is intended to be commercially distributed in the United States requires either prior 510(k) clearance or pre-market approval (“PMA”) from the FDA. Based on the FDA guidance documents that we have reviewed and the opinion of our FDA regulatory consultant, we expect to be subject to the shorter and more streamlined 510(k) process, which typically involves less risk of uncertainty and the submission of less supporting documentation, and without the costly clinical trials associated with PMA. Generally, gaining 510(k) clearance for a product turns on demonstrating that the subject product is “substantially equivalent” to a previously cleared 510(k) device.

We are  working  closely with our FDA regulatory consultant to complete, finalize and file our FDA submission, including our pre-market notification to the FDA for 510(k) clearance and all other documentation necessary to obtain FDA approval of our insulin pump. This will involve three material steps. First, we will engage the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, will receive FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(K) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification). We currently expect such conference will be conducted near the end of the third quarter of 2019. Second, we will prepare our pre-market notification to be part of our submission to the FDA, demonstrating that our insulin pump is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public. Third, we will prepare our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of the product in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act (the “Act”), including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission near the end of the fourth  quarter of 2019 or in the first quarter of 2020.

The FDA’s 510(k) clearance pathway generally takes from three to twelve months from the date the application is completed, but, if additional testing, verifications or other procedures (or even clinical trials in care instances) are required, can take significantly longer (as compared to PMA which can extend from one to three years, or longer in certain instances). After a medical device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a significant change in its intended use, requires a new 510(k) clearance or, depending on the modification, could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can, at its discretion, require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance is obtained. Failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA and other regulatory agencies, which may include any of the following sanctions: untitled letters or warning letters, fines, injunctions, consent decrees, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusal of or delay in granting 510(k) clearance of new products or modified products or rescinding previously granted 510(k) clearances. Any of these sanctions could result in higher than anticipated costs and have a material adverse effect on our reputation, business and financial condition. See “Risk Factor – Government Regulation,” above.

The FDA can delay, limit or deny clearance or approval of our proposed pump device for many reasons, including:

•	our inability to demonstrate that our product is safe and effective for its intended users;
•	our inability to demonstrate that our product is the “substantial equivalent” of a previously cleared device;
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•	the data from our user studies may be insufficient to support clearance or approval; and
•	failure of the manufacturing process or facilities we use to meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our pump.

Any delay in, or failure to receive or maintain, clearance or approval for our insulin pump could prevent us from generating revenue therefrom or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our proposed product and adversely affect our reputation and the perceived safety and efficacy of our insulin pump. If the FDA requires us to go through a more rigorous examination for our proposed product than we currently expect, such as requiring additional testing further verification or other procedures, we may require substantial additional funding sooner than anticipated and/or our product could be severely delayed. Being subject to an extended period of scrutiny or being required to conduct expensive clinical trials would be particularly harmful to our business because our insulin pump is our only product.

Ongoing Regulation by FDA.

Even after a device such as our insulin pump receives FDA clearance and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;
•	quality system regulation, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;
•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to advertising and promotional activities;
•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;
•	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and
•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Number of Total Employees and Number of Full-Time Employees

We currently employ six (6) full-time employees, including one executive officer, Paul DiPerna, our chief executive officer, chief financial officer, secretary, treasurer, and director.

Competition

The medical device industry, generally, and the diabetes segment of that industry particularly, is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our insulin pump will  compete with a number of existing  devices, any new devices introduced in the future as well as other methods for the treatment of people with insulin dependent diabetes. These products will be produced by competitors that, in many cases, will be larger, substantially better capitalized with significantly more employees, market share and resources than us. As a consequence, they will be able to spend more aggressively on product development, marketing, sales and other product initiatives than we can. Many of these competitors have:

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•	significantly greater name recognition and greater recognition by the FDA with regard to clearance process;
•	established relations with regulators, healthcare professionals, customers and third-party payors;
•	established distribution networks;
•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or other incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, clinical trials, clinical studies, marketing and obtaining regulatory approval for products; and
•	greater financial and human resources for product development, sales and marketing and patent litigation.

Medtronic Inc., Tandem Diabetes Care, Inc. and Insulet Corporation are all much larger companies with substantially greater resources than the Company’s resources, make similar products for the more sophisticated, technically capable person with diabetes. The Company does not intend to compete for those patients, instead by offering a simple to use more cost-effective solution, the Company intends to attract more mainstream patients such as our almost pumper target market. See “Risk Factors – Our competitors may develop products that are more effective, safer and less expensive than ours,” above.

Patents

The Company has applied to the U.S. Patent and Trademark Office for two US patents on its proprietary fluid movement technology and the configuration of its product offering. There is no assurance that these patents will be issued, and no assurance that they will prevent other companies from competing with the Company. The Company will continue to attempt to patent its innovations as appropriate to help ensure a sustainable competitive advantage. See “Risk Factors – Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product and research technologies,” above.

Properties

Our principal executive offices are located at 800 West Valley Parkway, Suite 203, Escondido, California 92025. We lease our executive offices in a commercial office building pursuant to a standard sublease dated as of August 21, 2017. The term is from September 1, 2018 through December 14, 2019. The rental amount under the lease is $3,000 per month. The Company paid a security deposit of $7,500 upon execution of the lease on August 21, 2017.

Legal Proceedings

We are not a party to any pending legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or affiliate of ours or owner of record or beneficially of more than five (5%) percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

The Company was incorporated under the laws of the State of Nevada on October 22, 1998 under the name Bear Lake Recreation Inc.

We had no material business operations from 2002 through July 24, 2017 when we acquired Quasuras.

Our acquisition of Quasuras was accounted for as a recapitalization effected by a share exchange and Quasuras was considered the acquirer for accounting and financial reporting purposes.

Following our acquisition of Quasuras, in addition to capital raising and general day to day business and administrative actions relating to being a publicly traded reporting company, we have been singularly focused on activities relating to designing and developing our innovative insulin pump.

From July 24, 2017 through March 29, 2019, we conducted two private placements, the 2017 Placement and the 2018 Placement, of shares of our common stock discussed elsewhere herein pursuant to which we received in the aggregate $8,874,538 of gross proceeds. In addition to costs and expenses in operating our business including general administrative costs and expenses as well as those resulting from being a public reporting company, we are using the net proceeds from such private placements in connection with activities relating to the design, development and obtaining required regulatory approvals of our insulin pump.

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Results of Operations for Three Months Ended June 30, 2019 and Compared to Three Months Ended June 30, 2018

For the quarters ended June 30:

	2019	2018
Operating expenses
Professional expenses	$287,831	$41,710
Research and development	703,783	135,789
General and administrative	146,626	77,691
Total operating expenses	1,138,240	255,190
Operating loss	(1,138,240)	(255,190)
Interest income	16,042	5,624
Income tax	—	—
Net loss	$(1,122,198)	$(249,566)
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Overview:

We reported a net loss of $1,122,198 and $249,566 for the three months ended June 30, 2019 and 2018, respectively. The increase in our net loss is primarily due to an increase in our research and development expenses.

Operating Expenses:

During the three months ended June 30, 2019, professional expenses increased by 590.1% to $287,831, as compared to $41,710 for the quarter ended June 30, 2018. The increase is primarily due to an increase in fees paid to outside consultants and professional services required for our required filings.

For the three months ended June 30, 2019, research and development expenses increased by 418.3% to $703,783 as compared to $135,789 for the quarter ended June 30, 2018. The increase in research and development expenses is primarily due to increased engineering headcount and increasing outside expenses necessary to the design and development of our innovative insulin pump. By “increasing outside expenses,” we mean that, as we continue to implement product design enhancements and progress along the path to FDA clearance, these expenses will escalate.

For the three months ended June 30, 2019, general and administrative expenses increased by 88.7% to $146,626 as compared to $77,691 for the quarter ended June 30, 2018. The increase in our general and administrative expense is attributable primarily to an increase in employee related cost.

Interest Income:

Interest income for the three months ended June 30, 2019 and 2018 was $16,042 and $5,624, respectively.

Liquidity and Capital Resources

The following tables summarizes our cash flows for the three months ended June 30, 2019 and June 30, 2018.

	2019	2018
Cash used in operating activities	$(840,421)	$(236,219)
Cash used in investing activities	(6,719)	(6,170)
Cash provided by financing activities	—	(516)
Net change in cash and cash equivalents	(847,140)	(242,905)
Cash and cash equivalents at beginning of period	6,553,768	4,296,676
Net change in cash	$5,706,628	$4,053,771

As a development stage enterprise, the Company does not currently have revenues to generate cash flow to cover operating expenses. The Company has historically raised capital through the 2017 Private Placement and the 2018 Private Placement. Management expects to continue to raise capital through future equity offerings in order to finance its operations.

As of June 30, 2019, we had total current assets of $5,716,128 of which $ 5,706,628 were cash and cash equivalents, and current liabilities of $253,474. As of March 31, 2019, we had total current assets of $6,569,358, of which $6,553,768 were cash and cash equivalents and current liabilities of $178,929. As of June 30, 2019 and March 31, 2019, we had working capital of approximately of $5,462,654 and $6,390,429, respectively.

Net Cash Used In Operating Activities

We used $840,421 of cash to fund operating activities during the three months ended June 30, 2019, compared to $236,219 during the comparable period in 2018. Increased cash usage was due to increasing operating expenses to fund research and development.

Net Cash Used In Investing Activities

We used $6,719 of cash to purchase equipment during the three months ended June 30, 2019, compared to $6,170 during the three months ended June 30, 2018.

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Net Cash Used In Financing Activities

We used no cash for financing activities during the three months ended June 30, 2019, compared to $516 during the prior year quarter.

Off-Balance Sheet Arrangements

As of June 30, 2019, we had not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations for Fiscal Year Ended March 31, 2019 and Compared to Fiscal Year Ended March 31, 2018

For the fiscal years ended March 31:

	2019	2018
Operating expenses
Professional expenses	$260,396	$232,961
Research and development	1,882,345	332,642
General and administrative	4,34,558	100,561
Total operating expenses	2,577,299	666,164
Operating loss	(2,577,299)	(666,164)
Interest income	39,390	8,518
Income tax	(1,589)	(1,600)
Net loss	$(2,539,498)	$(659,246)

Overview

We reported a net loss of $2,539,498 and $659,246 for the fiscal years ended March 31, 2019 and 2018, respectively. The increase in our net loss is primarily due to an increase in our research and development expenses.

Operating Expenses

During the fiscal year ended March 31, 2019, professional expenses increased by 12% to $260,396, as compared to $232,961 for the prior fiscal year. The increase is primarily due to an increase in fees paid for consulting fees.

During the fiscal year ended March 31, 2019, research and development expenses increased by 466% to $1,882,345 as compared to $332,642 for the prior fiscal year. The increase in research and development expenses is primarily due to increased engineering headcount and increasing outside expenses necessary to the design and development of our innovative insulin pump. By “increasing outside expenses,” we mean that, as we continue to implement product design enhancements and progress along the path to FDA clearance, these expenses will escalate.

During the fiscal year ended March 31, 2019, general and administrative expenses increased by 332% to $434,558 as compared to $100,561 for the prior fiscal year. The increase in our general and administrative expense is attributable primarily to an increase in employee related cost.

Interest Income

Interest income for the fiscal year ended March 31, 2019 and 2018 was $39,390 and $8,518, respectively.

Liquidity and Capital Resources

The following tables summarizes our cash flows for the fiscal years ended March 31, 2019 and March 31, 2018.

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	2019	2018
Cash used in operating activities	$(1,807,934)	$(791,131)
Cash used in investing activities	(77,124)	(15,332)
Cash provided by financing activities	4,142,150	4,711,132
Net change in cash and cash equivalents	2,257,092	3,904,669
Cash and cash equivalents at beginning of period	4,296,676	392,007
Net change in cash	$6,553,768	$4,296,676

As a development stage enterprise, the Company does not currently have revenues to generate cash flow to cover operating expenses. The Company has historically raised capital through the 2017 Private Placement and the 2018 Private Placement. Management expects to continue to raise capital through future equity offerings in order to finance its operations.

As of March 31, 2019, we had total current assets of $6,569,358 of which $ 6,553,768 were cash and cash equivalents, and current liabilities of $178,929. As of March 31, 2018, we had total current assets of $4,313,480 and current liabilities of $15,471. As of March 31, 2019 and 2018, we had working capital of approximately of $6,390,429 and $4,298,009, respectively.

Net Cash Used In Operating Activities

We used $1,807,934 of cash to fund operating activities during the fiscal year ended March 31, 2019, compared to $791,131 in 2018. Increased cash usage during the recent fiscal year was due to increasing operating expenses to fund research and development.

Net Cash Used In Investing Activities

We used $77,124 of cash to purchase equipment and intangible assets during the fiscal year ended March 31, 2019, compared to $15,332 in the prior fiscal year.

Net Cash Provided By Financing Activities

The 2018 Private Placement accounted for an increase of $4,142,150 of cash from financing activities during fiscal year ended March 31, 2019, compared to $4,711,132 for the year ended March 31, 2018.

Off-Balance Sheet Arrangements

As of March 31, 2019, we had not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could materially differ from those estimates.

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MANAGEMENT

The following table sets forth information with respect to each of our directors, including their current principal occupation or employment and age as of June 30, 2019.

Name	Age	Position
Paul DiPerna	60	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director (Chairman of the Board)
Liam Burns	53	Director
Morgan C. Frank	47	Director

Paul DiPerna is and has been since our July 24, 2017 acquisition of Quasuras, our chairman, chief executive officer, chief financial officer, secretary and treasurer. Mr. DiPerna began his career in approximately 1980 as a mechanical design engineer in the automated test equipment industry before moving in approximately 1989 to a start-up in the blood separation sciences industry. This company was eventually acquired in approximately 1991 by Baxter Healthcare (“Baxter”). Following such acquisition, Mr. DiPerna became employed by Baxter and held various positions during his approximate 12 years at Baxter. While at Baxter, Mr. DiPerna worked on numerous projects and initiatives including leading a team of approximately 50 engineers in developing equipment in the blood separation sciences industry. In approximately 1996, Mr. DiPerna was promoted to General Manager of Baxter’s business development group to identify targets for Baxter’s expansion opportunities in the medical device industry. While holding such position, Mr. DiPerna led a team researching custom orthopedics, digital dentistry and rapid prototyping. In such role, one of Mr. DiPerna’s assignments was identifying synergistic opportunities in the diabetes industry.  As a result, Mr. DiPerna developed substantial expertise and knowledge in the diabetes industry and led attempts by Baxter to acquire three insulin pump manufacturers. In 2003, Mr. DiPerna left Baxter and founded what subsequently became Tandem Diabetes Care, Inc. (“Tandem”). While at Tandem, Mr. DiPerna held various positions, including as director, chief executive officer and chief technology officer and was primarily responsible for the design concept and development of Tandem’s initial insulin pump, which subsequently was commercialized by Tandem. Tandem is a medical device company that designs, develops and commercializes products for people with insulin dependent diabetes. In 2011, Mr. DiPerna resigned from his executive officer position and board seat at Tandem but continued to assist the company through 2013. In approximately January, 2012, Mr. DiPerna was the co-inventor with regard to a private company with property rights in a medical device used for blood borne infection control called the “Curos Cap.” Curos Cap was acquired by 3M Corporation in 2015. Thereafter, Mr. DiPerna founded a company, Fuel Source Partners, LLC (“FSP”), where he is the manager of, to incubate early stage medical device products and accumulate technical talent. One of such proposed products was spun-out to Quasuras in March 2015, which we acquired in July 2017. Mr. DiPerna owns a variety of, patents and patents pending and is a member of the American Diabetes Association. Mr. DiPerna received a Masters in Engineering Management from Northeastern University and a BS in Mechanical Engineering from the University of Lowell.  In January 2017, Mr. DiPerna joined National Cardiac Incorporated (“Cardiac”) as the chief executive officer and a board member to leverage Cardiac’s technology in the cardiac monitoring space. In addition to FSP and Cardiac, Mr. DiPerna is one of 3 owners of Patient Focused Innovation Partners (“PFIP”), a company that manages patent applications with regard to a gastric delivery system. Mr. DiPerna has informed us that he devotes less than 3 hours per month in the aggregate to his activities with FSP, Cardiac and PFIP, which he expects to further decrease over time. We believe that Mr. DiPerna is qualified to serve as the chairman of our board of directors due to his extensive knowledge and experience in the medical device industry generally, and, in particular, with regard to insulin pumps and the diabetes industry as well as his management and leadership experience from holding director and senior executive positions in other public and private companies and leading project development teams of medical device companies.

Liam Burns was elected a director of the Company in January 2019. Since that time, he has also been the Chief Executive Officer of Endo-TAGSS, LLC, a privately-held company developing a novel surgical access system for treatment of gastrointestinal diseases. From December 2017 to December 2018, Mr. Burns was the Chief Executive Officer of CuraSeal Inc., a privately-held regenerative medical company. From January 2014 to March  2018, he was the Vice President, Global Sales and Marketing for Dextera Surgical Inc., which marketed the world’s smallest surgical stapler. Dexteria Surgical Inc. filed for bankruptcy protection on December 11, 2017 and was subsequently sold to B. Braun Aesculap in 2018. From January 2013 to September 2016, Mr. Burns was the managing member and majority interest holder in Bensi Flemington LLC., which operated a restaurant in Flemington, New Jersey. Bensi Flemington LLC filed for bankruptcy protection on August 11,2015. Prior to that, Mr. Burns held a variety of commercial leadership roles at Ethicon (JNJ) and various early stage medical device companies. Mr. Burns received a B.A. in Economics from the College of the Holy Cross and an Executive MBA from the Weatherhead School of Management at Case Western Reserve University. We believe that Mr. Burns is qualified to serve as a member of our board of directors due to his extensive experience and background in developing and launching new medical technologies, commercial strategy, marketing and branding, as well as his experience in metabolic health.

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Morgan C. Frank is and has been a director of the Company since April 26, 2017. Mr. Frank has worked with Manchester Explorer since May 2002, and prior to such time, he was a founder and managing director at First Principles Group, a boutique consultancy and principal investor specializing in corporate restructuring, restarts, intellectual property assessment and salvage, and spin outs. Prior to such time, Mr. Frank spent approximately five years as an analyst and portfolio manager at Hollis Capital, a San Francisco based hedge fund and prior thereto, Mr. Frank worked for an independent private client group at Paine Webber specializing in primary research to develop investment ideas (particularly short sale ideas) for institutional clients. Prior to his employment at Paine Webber, Mr. Frank was a currency trader for Eastern Vanguard. Mr. Frank holds a BA in Economics and in Political Science from Brown University. We believe that Mr. Frank is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could effect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

Arrangements for Appointment of Directors.

Until July 24, 2022, our board of directors shall consist of no more than five (5) and no less than two (2) directors of which (i) Manchester has the right to appoint two (2) directors, one of whom is Mr. Frank, and (ii) Mr. DiPerna, in addition to being our Chairman, has the right to appoint 2 additional directors, one of which is Mr. Burns. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

Significant Employees

Marc Goldman, our Head of Engineering, is expected to make a significant contribution to our business.

Involvement in Legal Proceedings

Except with regard to Mr. Burns, to the Company’s knowledge, none of our officers or our directors has, during the last ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
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•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To the Company’s knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The DiPerna Employment and Related Agreements

We have entered into an employment agreement dated August 1st, 2018 with Mr. DiPerna pursuant to which Mr. DiPerna is employed by us as our Chief Executive Officer and President for a 2-year term with automatic one-year renewals. Pursuant to such agreement, we have agreed to pay Mr. DiPerna an annual salary of $200,000, plus $100,000 per year in stock options with an exercise price of $0.66 per share or a price determined by the board of directors in its sole discretion and an annual bonus of $300,000, payable at the discretion of the board of directors in its sole discretion, either in shares of stock or in cash. If the Board chooses to pay the bonus in shares of stock, such shares will be valued at $0.66 per share or a price determined by the board of directors. In addition, pursuant to our employment agreement with Mr. DiPerna, in the event that we terminate Mr. DiPerna’s employment without cause or he resigns with good reason, we will pay Mr. DiPerna a lump sum of $200,000. In the event that we terminate Mr. DiPerna’s employment for cause, we are not obligated to make any severance payment and Mr. DiPerna will receive only his base compensation through the last day of his employment. In the event of Mr. DiPerna’s death or disability, he will receive his base compensation through the last day of his employment and will remain eligible for all applicable benefits relative to death or disability pursuant to any plans that we have in place at such time. In the event of a “change in control” (as defined in the employment agreement), Mr. DiPerna will be paid a lump sum of $100,000 within sixty days of the time at which such change of control takes place.

In connection with our July 24, 2017 acquisition of Quasuras, we entered into an Intellectual Property Transfer Agreement dated as of July 24, 2017, with Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), pursuant to which Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our business. Also in connection with the Acquisition, we agreed to pay Mr. DiPerna as part of his compensation for services to be performed for us pursuant to a Technology and Royalty Agreement, dated as of July 24, 2017 (the “Royalty Agreement”), certain fees based upon future sales, if any, of our potential product subject to a maximum $10,000,000 cap on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

Mr. DiPerna is subject to confidentiality, non-compete and invention agreements with us.

Family Relationships

There are no family relationships among the members of our board of directors or our executive officers.

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Composition of the Board

In accordance with our articles of incorporation, our board of directors is to be elected annually as a single class. However, pursuant to our by-laws, in lieu of electing the entire number of directors annually, our board may provide that the directors be divided into either two or three classes, each class to be as nearly equal in number as possible, the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes. To date, no such election has been made by our board. Pursuant to the July 24, 2017 agreement pursuant to which we acquired Quasuras, until July 24, 2022, our board of directors will consist of no less than 2 and no more than 5 directors, of which Mr. DiPerna in addition to being the chairman of our board has the right to appoint 2 directors, of which Mr. Burns constitutes one and Manchester has the right to appoint 2 directors, of which Mr. Frank constitutes 1 such director. As a result, until July 24, 2022, our shareholders will not have the ability to elect any directors either at the annual meeting or by written consent, even if our shareholders believe that our board of directors is taking actions to which the shareholders object. See “Risk Factors - If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions; right of certain parties to appoint directors.”

Communications with our board of directors

Our stockholders may send correspondence to our board of directors c/o the corporate secretary at the address set forth on the cover page of this prospectus. Our corporate secretary will forward stockholder communications to our board of directors prior to the board of director’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

Board Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined. Our board of directors is primarily responsible for overseeing our risk management processes on behalf of the Company. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. Our board of directors will focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board of Director’s appetite for risk. While the board of directors oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

Nominating Committee

We have not established a Nominating Committee because, due to our lack of operations and the fact that we only have three (3) directors and one (1) executive officer, we believe that we are able to effectively manage the issues normally considered by a Nominating Committee. A further review of this issue will be undertaken by the new management.

If we do establish a Nominating Committee, we will disclose this change to our procedures in recommending nominees to our board of directors.

Audit Committee

We have not established an Audit Committee because, due to our lack of material operations and the fact that we only have three (3) directors and one (1) executive officer, we believe that we are able to effectively manage the issues normally considered by an Audit Committee. A further review of this issue will be undertaken by the new management.

Director Independence

As of June 30, 2019, Liam Burns, who was appointed as a director in January 2019 is our only director considered to be independent, in as much as he does not beneficially own greater than a 10% ownership interest in our common stock and is unrelated to any of our shareholders who hold any such interest.

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC.

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EXECUTIVE COMPENSATION

All Compensation

On October 19, 2017, our board of directors approved the 2017 Equity Incentive Plan (“EIP”) that reserves 3,000,000 shares of common stock of the Company to be issued thereunder. Under the Company’s EIP, eligible employees, directors and consultants are granted options to purchase shares of common stock of the Company. The EIP is administered by the Company’s board of directors or, in the alternative, if necessary, a committee designated by the board of directors, and has the sole power over the exercise of the EIP. The board of directors determines whether the EIP will allow for the issuance of shares of common stock or an option to purchase shares of common stock, such option designated as either an incentive stock option or a non-qualified stock option.

The exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees, directors and consultants who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (B) granted to employees, directors and consultants other than to employees, directors and consultants described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;
(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the board of directors; and
(iii)	In the case of other grants, such price as is determined by the board of directors.

The board of directors is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally does not allow for the transfer of the options, and the board of directors may amend, suspend or terminate the EIP at any time.

On August 15th, September 15th and October 15th, 2018, the Company granted 54,039 options to Mr. DiPerna in lieu of salary. The options expire on August 14th, September 14th and October 14th, 2028 and vest immediately. The fair value of these options, determined to be $24,840, was included in general and administrative and research and development expenses for the relevant period.

On November 15th and December 15th 2018, the Company granted 10,648 options to Mr. DiPerna in lieu of salary. The options expire on November 14th, and December 14th, 2028 and vest immediately. The fair value of these options, determined to be $17,921, was included in general and administrative and research and development expenses for the relevant period.

On January 16, 2019, the Company granted 90,000 options to Mr. Burns. These options will be fully vested three years from the grant date, and the vesting schedule provides that 33% of such options will vest on the first anniversary of the grant date. The 90,000 options will expire on January 15, 2029. The fair value of the options was determined to be $163,620, of which the Company had recorded $24,478 as and was included in general and administrative and research and development expenses for the period from January 15 through June 30, 2019. On April 15 and May 15, 2019, the Company granted 8,907 options to Mr. Burns. These options were fully vested on the grant dates and will expire on April 14 and May 14. 2029, respectively. The fair value of the 8,907 options was determined to be $15,000 and was recorded and was included in general and administrative and research and development expenses during the quarter ended June 30, 2019. The following assumptions were used in the fair-value method calculation: volatility: 97.49%-104%; risk free rate of return: 2.15%-2.54%; and expected term: 5-5.88 years

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The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE (Executive Officers and Directors)

Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul DiPerna,	2019	$192,510	-0-	-0-	42,761	-0-	-0-	-0-	$235,271
Secretary, Treasurer and Director (1) CEO, CFO,	2018	$30,000	-0-	-0-	-0-	-0-	-0-	$105,000	$135,000
Morgan Frank, Director	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Liam Burns, Director (2)	2019	-0-	-0-	-0-	11,249	-0-	-0-	10,000	21,249
(1)	Mr. DiPerna was named Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a Director of the Company on July 24, 2017 at an annual salary base of $180,000, which was increased to $300,000 in August 2018. Pursuant to his employment agreement then in effect, for the fiscal year ending March 31, 2018, Mr. DiPerna had received $105,000 as a consultant and $30,000 in salary which represented his base compensation through the end of that reporting period. During this period, the Company did not have employees, only consultants. The Company implemented a payroll provider through ADP in February 2018 and certain key consultants, including Mr. DiPerna, were added to the Company’s payroll as employees. On August 15th, September 15th and October 15th, 2018, the Company granted 54,039 options to Mr. DiPerna in lieu of salary. The options expire on August 14th, September 14th and October 14th, 2028 and vest immediately. The fair value of these options was determined to be $24,840. On November 15th and December 15th 2018, the Company granted 10,648 options to Mr. DiPerna in lieu of salary. The options expire on November 14th, and December 14th, 2028 and vest immediately. The fair value of these options was determined to be $17,921. The following assumptions were used in the fair value method calculation: volatility: 71% – 112%; risk free rate of return: 2.73% – 3.01%; and expected term: 5 years.
(2)	Mr. Burns entered into a services contract to serve on our Board of Directors for an annual retainer of $10,000 paid quarterly together with a grant of 90,000 non-qualified stock options under our EIP with a three year vesting period and an exercise price of $2.25 per share. On January 16, 2019, the Company granted 90,000 options to Mr. Burns, these options will be fully vested three years from the date granted (the vesting schedule provides that 33% of such options will vest on the first anniversary of the grant date). The 90,000 options will expire on January 15, 2029. The fair value of the options 90,000 shares was determined to be $163,620 and $24,478 had accrued as of June 30, 2019. On April 15th and May 15th 2019, the Company granted 8,907 options to Liam Burns, these options will be fully vested on the grant date. The 8,907 options will expire on April 14 and May 14, 2029. The fair value of the 8,907 options was determined to be $15,000. The following assumptions were used in the fair value method calculation: volatility: 97.49% - 104%; risk free rate of return: 2.15% - 2.54%; and expected term: 5 - 5.88 years.
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Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers and director as of June 30, 2019. All option awards were granted under our EIP.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Paul DiPerna	18,013	0	$0.66	08/14/2028
	18,013	0	0.66	09/14/2028
	18,013	0	0.66	10/14/2028
	5,324	0	2.25	11/14/2028
	5,324	0	2.25	12/14/2028
Liam Burns		90,000	2.25	01/15/2029
	4,382		2.25	04/14/2029
	4,525		2.25	05/14/2029

Compensation of Directors

Mr. Burns entered into an agreement effective as of January 16, 2019 to serve on our board of directors for an annual retainer of $10,000, paid quarterly, and a grant of 90,000 non-qualified stock options under our EIP with 3-year vesting and an exercise price of $2.25 per share. On April 15 and May 15, 2019, the Company granted 8,907 options to Mr. Burns at an exercise price of $2.25 per share.

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STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of June 30, 2019, concerning, except as indicated by the footnotes below: (i) each person or group whom we believe beneficially owns more than 5% of our common stock; (ii) each of our directors, (iii) each of our executive officers; and (iv) each of our directors and executive officers as a group. The following table assumes none of the persons set forth in such table have sold any shares held by such persons pursuant to this prospectus.

•	We have determined beneficial ownership in accordance with the rules of the SEC. SEC Rule 13d-3 generally provides that beneficial owners of securities include any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such securities, and any person who has the right to acquire beneficial ownership of such security within 60 days. Any securities not outstanding which are subject to such options, warrants or conversion privileges exercisable within 60 days are treated as outstanding for the purpose of computing the percentage of outstanding securities owned by that person. Such securities are not treated as outstanding for the purpose of computing the percentage of the class owned by any other person.
•	Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
•	The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock (1)
Directors and Officers:
Paul DiPerna (2)	7,638,117	42.74%
Morgan C. Frank (3)	6,384,691	35.73%
Liam Burns (4)	8,907	*
All officers and directors as a group (3 persons) (5)	14,031,715	78.52%
Beneficial owners of more than 5%:
James E. Besser (6)	6,384,691	35.73%
Manchester Management LLC (MMC) (6)	6,384,691	35.73%
Manchester Explorer, L.P. (Manchester) (6)	6,384,691	35.73%
JEB Partners, L.P. (JEB Partners) (6)	6,384,691	35.73%

* Represents less than 1%

(1)	Based upon 17,870,261 shares of our common stock outstanding on June 30, 2019.
(2)	See footnote 11 to the selling shareholders table set forth in “Selling Shareholders.”
(3)	Includes (i) 180,830 shares directly held and received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras; (ii) 4,545,455 shares purchased by Manchester in the 2017 Placement; (iii) 471,111 shares purchased by Manchester in the 2018 Placement; (iv) 757,576 purchased by JEB Partners in the 2017 Placement; (vii) 160,000 shares purchased by JEB Partners in the 2018 Placement, and (viii) 269,717 shares held by Mr. Besser. Mr. Frank is one of our directors and 1 of 2 directors that MMC has the right to appoint to our board of directors pursuant to the 2017 Acquisition Agreement. Mr. Besser as the managing member and Mr. Frank as the portfolio manager and a consultant to MMC, the General Partner of Manchester and JEB Partners, Mr. Frank have shared voting and dispositive power of the shares owned by Manchester and JEB Partners. The address for Mr. Frank is c/o Manchester Management, LLC, 3 West Hill Place, Boston, MA 02114. Such person disclaims beneficial ownership of all shares not held directly by such person and this prospectus shall not be deemed an admission that such person is the beneficial owner of such shares, except to the extent of such persons pecuniary interest therein.
(4)	Mr. Burns was appointed a director to our Board in January 26, 2019. Includes 8,907 shares of common stock issuable upon vested stock options granted to Mr. Burns under our EIP in April and May 2019 and excludes 90,000 shares of common stock issuable upon unvested stock options granted to Mr. Burns under our EIP in January 2019, in each case, at an exercise price of $2.25 per share. See “Executive Compensation – All Compensation.”
(5)	See footnotes 2, 3, and 4.
(6)	See footnote 8 to the selling shareholders table set forth in “Selling Shareholders.”
46

RELATED PARTY TRANSACTIONS

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years preceding our last fiscal year, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any Related Party had or will have a direct or indirect material interest. A “Related Party” means any of the following: (i) any of our directors of the Company or Director Nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv) an immediate family member of any of the foregoing.

Except as provided elsewhere in this prospectus with regard to Mr. DiPerna, no director, executive officer or affiliate of ours or owner of record or beneficially of more than five (5%) percent of our common stock is a party to a Related Party Transaction with us. See “Management – The DiPerna Employment and Related Agreements.”

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Pink Markets under the trading symbol “MODD”. As is typical for stocks quoted on the OTC Pink Markets, trading in shares of our common stock is limited and sporadic. There is no established trading market for shares of our common stock and no assurances can be given that any such trading market will develop or be maintained.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The below prices were obtained from the OTC Market Group, Inc.

Fiscal Year ended March 31, 2018	High Bid	Low Bid

First Quarter	$0.38	$0.38
Second Quarter	$0.38	$0.38
Third Quarter	$0.38	$0.38
Fourth Quarter	$0.38	$0.38

Fiscal Year ended March 31, 2019	High Bid	Low Bid

First Quarter	$0.38	$0.38
Second Quarter	$0.38	$0.38
Third Quarter	$1.01	$0.20
Fourth Quarter	$1.01	$1.01

On September 4, 2019, the closing price of our common stock was $0.20 per share.

Number of Equity Security Holders

As of June 30, 2019, we had 91 holders of record of our common stock. This does not include beneficial owners holding common stock in street name. As such, the number of beneficial holders of our shares could be substantially larger than the number of shareholders of record.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Gusrae Kaplan Nusbaum PLLC, New York, New York.

47

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC, as required by the Exchange Act. The SEC maintains a site on the internet at http://www.sec.gov/ which contains reports and other information that we file electronically with the SEC. You may also review such reports and other documents we file with the SEC on our website at www.modular-medical.com. Information included on our website is not a part of this prospectus. Our SEC reports and registration statements are also available from commercial document retrieval services, such as CCH Washington Service Bureau, whose telephone number is 1-800-955-0219.

We have filed a Registration Statement on Form S-1 to register the shares of common stock to be sold by the selling shareholders. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement, which additional information can be found and reviewed as described above. You can obtain a copy of the registration statement from the SEC’s website.

EXPERTS

The consolidated balance sheet of Modular Medical, Inc. as of March 31, 2019 and March 31, 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

48

MODULAR MEDICAL, INC.
(FKA BEAR LAKE RECREATION, INC.)
FINANCIAL STATEMENTS
March 31, 2019 and June 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and
Stockholders of Modular Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modular Medical, Inc. (the “Company”) as of March 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Farber Hass Hurley LLP

We have served as the Company’s auditor since 2018.

Chatsworth, California
June 26, 2019

F-1

Modular Medical, Inc. And its Subsidiary

(f/k/a- Bear Lake Recreation, Inc.)

Consolidated Balance Sheets

ASSETS	March 31, 2019	March 31, 2018
CURRENT ASSETS
Cash and cash equivalents	$6,553,768	$4,296,676
Other current assets	15,590	16,804
TOTAL CURRENT ASSETS	6,569,358	4,313,480

Intangible assets, net	180	213
Property and equipment, net	75,948	13,259
Security deposit	7,500	7,500
TOTAL NON-CURRENT ASSETS	83,628	20,972

TOTAL ASSETS	$6,652,986	$4,334,452

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$178,929	$14,955
Payable to related party	—	516
TOTAL CURRENT LIABILITIES	178,929	15,471

Commitments and Contingencies	—	—
TOTAL LIABILITIES	178,929	15,471

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 17,840,261 shares issued and outstanding as of March 31, 2019 and 15,983,273 as of March 31, 2018	17,840	15,983
Additional paid-in capital	9,684,578	5,011,661
Common Stock Issuable	19,800
Accumulated deficit	(3,248,161)	(708,663)
TOTAL STOCKHOLDERS’ EQUITY	6,474,057	4,318,981

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,652,986	$4,334,452

The accompanying notes are an integral part of these audited consolidated financial statements.

F-2

Modular Medical, Inc. And its Subsidiary

(f/k/a- Bear Lake Recreation, Inc.)

Consolidated Statements of Operations

For The Fiscal Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Operating Expenses:
Professional expenses	$260,396	$232,961
Research and development	1,882,345	332,642
General and administration expenses	420,090	98,700
Depreciation expense	14,468	1,861
Total Operating Expenses	2,577,299	666,164
Loss From Operations	(2,577,299)	(666,164)

Other Income (Expenses):
Interest income	39,390	8,518

Loss Before Income Taxes	(2,537,909)	(657,646)

Provision for income taxes	1,589	1,600

Net Loss	$(2,539,498)	$(659,246)

Net Loss Per Share
Basic and Diluted:	$(0.15)	$(0.05)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	16,589,633	13,336,309
Diluted	16,589,633	13,336,309

The accompanying notes are an integral part of these audited consolidated financial statements.

Basic earnings per share would have been diluted if the Company had outstanding convertible preferred shares, convertible debentures or warrants. However, The Company has none of the foregoing outstanding.

F-3

Modular Medical, Inc. And its Subsidiary

(f/k/a- Bear Lake Recreation, Inc.)

Consolidated Statements of Stockholders’ Equity

	Preferred Stock		Common Stock		Paid In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	Equity

Balance as of March 31, 2017	—	—	7,582,060	$7,582	$404,467	$—	$(49,417)	$362,632
Reverse Capitalization	—	—	1,168,182	1,168	(117,445)	—	—	(116,277)
Shares issued for cash	—	—	7,233,031	7,233	4,724,639	—	—	4,731,872
Net loss for the fiscal year ended March 31, 2018	—	—				—	(659,246)	(659,246)
Balance as of March 31, 2018	—	—	15,983,273	$15,983	$5,011,661	$—	$(708,663)	$4,318,981
Shares issued for cash	—	—	1,856,988	1,857	4,140,809	—	—	4,142,666
Shares issuable for services	—	—	—	—		19,800	—	19,800
Stock based compensation	—	—	—	—	532,108	—	—	532,108
Net loss for the fiscal year ended March 31, 2019	—	—	—	—	—	—	(2,539,498)	(2,539,498)
Balance as of March 31, 2019			17,840,261	$17,840	$9,684,578	$19,800	$(3,248,161)	$6,474,057

  The accompanying notes are an integral part of these audited consolidated financial statements.

F-4

Modular Medical, Inc. And its Subsidiary

(f/k/a- Bear Lake Recreation, Inc.)

Consolidated Statements of Cash Flows

For The Fiscal Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Net loss	$(2,539,498)	$(659,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	532,108	—
Depreciation and amortization	14,468	1,861
Shares for services	19,800	—
Increase in current assets:
Other assets	1,214	(23,998)
Decrease in current liabilities:
Accounts payable and accrued expenses	163,974	(109,748)
Net cash used in operating activities	(1,807,934)	(791,131)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(77,124)	(15,119)
Purchase of intangible assets	—	(213)
Net cash used in investing activities	(77,124)	(15,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement	4,142,666	4,731,872
Repayment to related party, net	(516)	(20,740)
Net cash provided by financing activities	4,142,150	4,711,132

Net increase in cash and cash equivalents	2,257,092	3,904,669

Cash and cash equivalents, at the beginning of the period	4,296,676	392,007

Cash and cash equivalents, at the end of the period	$6,553,768	$4,296,676

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$1,589	$1,600
Interest payments	$—	$—

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

MODULAR MEDICAL, INC.

F/K/A - BEAR LAKE RECREATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the “Company”) was organized under the laws of the State of Nevada on October 22, 1998, to engage in any lawful purpose. The Company has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Quasuras, Inc. (“Quasuras”) was incorporated in Delaware on April 20, 2015.

Quasuras has developed a hardware technology allowing people with diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes too high. By addressing the time and effort required to effectively treat their condition, Quasuras believes it can address the less technically savvy, less motivated part of the market.

Reorganization

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company and Quasuras, the Company acquired one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. Since the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the Reorganization, at their historical carrying amounts.

Pursuant to the reorganization, the Company changed the fiscal year end from June 30 to March 31, to coincide with the year end for Quasuras.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes the more significant of such policies:

Basis of Presentation

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures.

Principles of Consolidation

The consolidated financial statements include the accounts of Modular Medical, Inc. and its wholly-owned subsidiary Quasuras, Inc., and are collectively referred to as the “Company”. All material intercompany accounts, transactions and profits were eliminated in consolidation.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-6

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Professional Fees

The Company expenses the cost of legal, accounting, audit, tax and other professional services.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development costs charged to operations were approximately $1,882,345 and $332,642 for the fiscal year ended March 31, 2019 and 2018, respectively.

General and Administration

General and administrative expense consists primarily of payroll and benefit related costs, rent, office expenses, equipment supplies and meetings and travel.

Income Taxes

The Company utilizes Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of income.

At March 31, 2019 and 2018, the Company had not taken any significant uncertain tax positions on its tax returns for periods ended March 31, 2019 and prior years or in computing its tax provision for 2019. Management has considered its tax positions and believes that all of the positions taken by the Company in its Federal and State tax returns are more likely than not to be sustained upon examination. The Company is subject to examination by U.S. Federal and State tax authorities for the period ended March 31, 2016 to the present, generally for three years after they are filed.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances at financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risk of loss on its cash bank accounts.

F-7

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At March 31, 2019 and March 31, 2018, the Company had $6,553,768 and $4,296,676, respectively, in cash. Deposits at the bank are insured up to $250,000 by the Federal Deposit Insurance Corporation. The Company’s uninsured portion of the balances held at the bank aggregated to approximately $6,269,116  and $3,933,002, respectively. No reserve has been made in the financial statements for any possible loss due to any financial institution failure. The Company has not experienced any losses in such accounts and believes we are not exposed to any significant risk on cash and cash equivalents.

Property, Plant & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer equipment & software developed or acquired for internal use, three to ten years; office equipment, two to three years; buildings and improvements, five to fifteen years; leasehold improvements, two to ten years; and machinery and equipment, one to five years.

As of March 31, 2019 and March 31, 2018, property, plant and equipment amounted to:

	March 31, 2019	March 31, 2018
Computer equipment and software	$20,565	$15,103
Office equipment	49,724	—
Machinery and equipment	21,937	—
Less: accumulated depreciation	(16,278)	(1,844)
	$75,948	$13,259

Depreciation expenses for the year ended March 31, 2019 and 2018 was $14,435  and $1,844, respectively.

F-8

Fair Value of Financial Instrument

For certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash and equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

Earnings Per Share (“EPS”)

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. During the fiscal years ended March 31, 2019 and 2018 we incurred losses. Therefore, the effects of any common stock equivalent were anti-dilutive during those periods.

The following table sets for the computation of basic and diluted earnings per share for the fiscal years ended March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018

Net Loss	$(2,539,498)	$(659,246)

Net Loss Per Share
Basic and Diluted:	$(0.15)	$(0.05)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	16,589,633	13,336,309
Diluted	16,589,633	13,336,309

F-9

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2018. The company has adopted the new standard utilizing the modified retrospective approach. The adoption of this new accounting guidance does not have material effects on results of operations, cash flows and financial position for the forceable future because the company does not have revenues.

In January 2016, The FASB issued ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. For non-public companies, ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. We are currently evaluating the impact of the adoption of ASU 2016-01 will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We adopted this ASU in 2016 and the implementation did not have a material impact on our financial position or statement of operations.

In August 2018, the FASB issued guidance that eases certain documentation and assessment requirements of hedge effectiveness and modifies the accounting for components excluded from the assessment. Some of the modifications include the ineffectiveness of derivative gain/loss in highly effective cash flow hedge to be recorded in other comprehensive income, the change in fair value of derivative to be recorded in the same income statement line as hedged item, and additional disclosures required on the cumulative basis adjustment in fair value hedges and the effect of hedging on financial statement lines for components excluded from the assessment. The amendment also simplifies the application of hedge accounting in certain situations to permit new hedging strategies to be eligible for hedge accounting. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2018, our fiscal 2020. Early adoption is permitted and the modified retrospective transition method should be applied. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (“Topic 842”). Topic 842 requires an entity to recognize right-of -use assets and lease liability on its balance sheet and disclosure key information about leasing arrangements. For public companies, Topic 842 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. We have evaluated this ASU and believe this guidance will not have a material impact on our financial position and statement of operations.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

F-10

NOTE 2 – REORGANIZATION AND PRIVATE PLACEMENT

On April 26, 2017, Modular Medical, Inc. issued 2,900,000 shares (the “Control Block”), of new, restricted common stock, par value, $0.001, per share, for a purchase price of $375,000, resulting in a change in control of Modular Medical, Inc.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among, Modular Medical, Inc., 3 Quasuras Shareholders and Quasuras (the “Acquisition Agreement”), the Company acquired all 4,400,000 shares of Quasuras’ common stock which represented one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of our common stock, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

Simultaneously with the closing of the Acquisition and as a condition thereto, we sold (the “2017 Private Placement”), in a private placement an aggregate of 7,233,031 for cash and 568,182 from reissuance of previously canceled shares of our common stock pursuant to one or more exemptions from the registration requirements of the Securities Act, at a purchase price of $0.66 per share resulting in net proceeds to us of approximately $4,731,872. Simultaneously with the Acquisition and Private Placement, the Company cancelled all 2,900,000 Control Block shares it had issued in the Control Block Acquisition (the “Share Cancellation”). In connection with the Private Placement, we paid $41,928 as compensation in connection with sales of our shares therein.

Following the Acquisition, the 2017 Private Placement and the Share Cancellation, we had issued and outstanding 15,983,273 shares of our common stock.

The cash received in the private placement was recorded as the cash received in reorganization in the accompanying consolidated financial statements.

Simultaneously with and as a condition to the closing of the Acquisition and the Private Placement, pursuant to an Intellectual Property Transfer Agreement, dated as of July 24, 2018, by and among us, Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our proposed business. Separately, we agreed to pay Mr. DiPerna as part of his compensation for services to be performed for us pursuant to a Royalty Agreement (the “Royalty Agreement”) certain fees based upon future sales, if any, of our proposed product subject to a maximum $10,000,000 “cap” on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

NOTE 3 – ACCRUED EXPENSES

As of March 31, 2019, and 2018, accrued expenses amounted to $178,929 and $14,955, respectively. Accrued expenses comprised of accrued legal and professional, consultant services and year end employee bonuses as of March 31, 2019 and March 31, 2018.

NOTE 4 – PAYABLE TO RELATED PARTY

Payable to related party comprises of the amounts paid by the major shareholder on behalf of the Company. The payable is unsecured, non-interest bearing and due on demand. As of March 31, 2019 and 2018, respectively, the payable to related party amounted to $0 and $516.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common stock

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement by and among, the Company and Quasuras Inc., the Company acquired one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. The historical equity for Quasuras was restated pursuant to the reorganization.

F-11

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. The par value of the shares is $0.001. As of March 31, 2019, none of the shares of preferred stock of the Company were issued.

2017 Equity Incentive Plan

On October 19, 2017, the board of directors approved the 2017 Equity Incentive Plan (the “EIP”) that reserves 3,000,000 shares of common stock of the Company to be issued. Under the Company’s EIP, eligible employees, directors and consultants may be granted options to purchase shares of common stock of the Company. The EIP is administered by the Company’s board of directors or, in the alternative, a committee designated by the board of directors, and has the sole power to adminster the EIP. The board of directors determines whether the EIP will allow for the issuance of shares of common stock or an option to purchase shares of common stock and whether such options are designated as either incentive or non-qualified stock options.

Under the EIP, the exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees, directors and consultants who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (B) granted to employees, directors and consultants other than to employees, directors and consultants described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;

(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the board of directors; and

(iii)	In the case of other grants, such price as is determined by the board of directors.

The board of directors is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally doesn’t allow for the transfer of the options, and the board of directors may amend, suspend or terminate the EIP at any time.

On August 15, September 15, and October 15, 2018, the Company granted a total of 54,039 options to the chief executive officer of the Company in lieu of salary. The options expire 10 years from the respective grant dates and vested immediately upon grant. The fair value of these options was determined to be $24,840 and was included in general and administrative and research and development expenses for the year ended March 31, 2019.

On November 15th and December 15th 2018, the Company granted 10,648 options to the officer of the Company in lieu of salary. The options expire on November 14th, and December 14th, 2028 and vest immediately. The fair value of these options determined to be $17,921 and was included in general and administrative and research and development expenses for the year ended March 31, 2019.

The following assumptions were used in the fair value method calculations:

•	Volatility: 71% – 112%

•	Risk free rate of return: 2.73% – 3.01%

•	Expected term: 5 years

F-12

During the fiscal year ended March 31, 2019, the Company granted options to purchase 1,529,208 shares of common stock to certain employees and consultants. The fair value of the options granted was $1,021,733, and the Company has been recording stock-based compensation expense for each grant over the respective vesting periods. For the year ended March 31, 2019, the Company recorded stock-based compensation expense of $532,108, which is less than the total fair value. This difference of $489,625 represents stock-based compensation expense that will be recognized subsequent to March 31, 2019, so long as the option grants remain outstanding and vesting continues. The table below provides a reconciliation of total fair value of the options granted and related expense recognized by the Company during fiscal 2019.

Grantees	Option Shares	Vesting Periods	Total Fair Value of Options	2019 Stock-Based Compensation Expense	Unrecognized expense at March 31, 2019
Consultants	1,280,000	July 25, 2018 to July 24, 2019	$682,240	$466,197	$216,043
Consultants	185,221	January 16, 2019 to January 15, 2022	$336,732	$23,150	$313,582
Chief Executive Officer	64,687	*	$42,761	$42,761	—
Total	1,529,908		$1,021,733	$532,108	$489,625

* Options were fully vested as of the grant date, as disclosed above.

The following assumptions were used in the fair value method calculation for the consultant options:

•	Volatility: 104% – 110%

•	Risk free rate of return: 2.54% – 2.82%

•	Expected term: 5.27 – 5.88 years

The following is a rollforward of the options outstanding and exercisable for the year ended March 31, 2019:

	Options	Weighted Average Exercise Price	Average Remaining Life
Outstanding and exercisable – March 31, 2018	—	—	—
Vested	918,020	—	—
Expired	—	—	—
Outstanding and exercisable – March 31, 2019	918,020	$0.68	9.43

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations.

NOTE 6 – INCOME TAXES

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at, March 31, 2019 and 2018, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at, March 31, 2019 and 2018. At March 31, 2019 and 2018, the Company had federal net operating loss carry-forwards of approximately $817,000 and  $182,500, respectively, expiring beginning in 2037.

Deferred tax assets consist of the following components:

	March 31, 2019	March 31, 2018
Net loss carryforward	$817,000	$182,500
Valuation allowance	(817,000)	(182,500)
Total deferred tax assets	$—	$—

F-13

NOTE 7 – ROYALTY AGREEMENT

On July 12, 2017, the Company entered into a royalty agreement with the founder and major shareholder. Pursuant to the agreement, the founder and major shareholder is assigning and transferring all of his rights in the intellectual property in return for royalty payments. The Company shall pay royalty to the founder on any sales of the royalty product sold or otherwise commercialized by the Company, equal to (a) US $0.75 on each sale of a royalty product, or (b) five percent (5%) of the gross sale price of the royalty product, whichever is less. The royalty payments shall cease and this agreement shall terminate, at such time as the total sum of royalty payments actually paid to the founder, pursuant to this agreement, reaches $10,000,000. The Company shall have the option to terminate this agreement at any time upon payment, to the founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, shall be made by the Company within thirty days after the calendar quarter.

NOTE 8 – LEASE AGREEMENT

On August 21, 2017, the Company entered into a sublease agreement to rent office space. The term of the lease commences on September 1, 2017 and expires on December 14, 2019. The monthly rent for the lease is $3,000. For the remaining lease term, the rent balance is $27,000, $3,000 payable monthly. The Company paid a deposit of $7,500 upon execution of the lease which has been recorded as a security deposit in the accompanying consolidated financial statements.

F-14

Modular Medical, Inc. and its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Condensed Consolidated Balance Sheets

ASSETS	June 30, 2019 (UNAUDITED)	March 31, 2019
CURRENT ASSETS
Cash and cash equivalents	$5,706,628	$6,553,768
Other current assets	9,500	15,590
TOTAL CURRENT ASSETS	5,716,128	6,569,358

Intangible assets, net	172	180
Property and equipment, net	75,961	75,948
Security deposit	7,500	7,500
TOTAL NON-CURRENT ASSETS	83,633	83,628
TOTAL ASSETS	$5,799,761	$6,652,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$253,474	$178,929
TOTAL CURRENT LIABILITIES	253,474	178,929
TOTAL LIABILITIES	253,474	178,929

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 17,870,261 shares issued and outstanding as of June 30, 2019 and 17,840,261 as of March 31, 2019	17,870	17,840
Additional paid-in capital	9,898,776	9,684,578
Common stock issuable	—	19,800
Accumulated deficit	(4,370,359)	(3,248,161)
TOTAL STOCKHOLDERS’ EQUITY	5,546,287	6,474,057
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,799,761	$6,652,986

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-15

Modular Medical, Inc. and its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Statements of Operations

	Three Months Ended
	June 30, 2019 (UNAUDITED)	June 30, 2018 (UNAUDITED)
Operating Expenses:
Professional expenses	287,831	41,710
Research and development	703,783	135,789
General and administration expenses	139,912	76,296
Depreciation and amortization expenses	6,714	1,395
Total Operating Expenses	1,138,240	255,190
Loss From Operations	(1,138,240)	(255,190)

Other Income (Expenses):
Interest income	16,042	5,624

Loss Before Income Taxes	(1,122,198)	(249,566)

Provision for income taxes	—	—

Net Loss	$(1,122,198)	$(249,566)

Net Loss Per Share
Basic and Diluted:	$(0.06)	$(0.02)
Weighted average number of shares used in computing basic and diluted net loss per share:
Basic	17,847,740	15,983,273
Diluted	17,847,740	15,983,273

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-16

Modular Medical, Inc. and its Subsidiary
(f/k/a- Bear Lake Recreation, Inc.)
Consolidated Statements of Cash Flows

	Three Months Ended
	June 30, 2019 (UNAUDITED)	June 30, 2018 (UNAUDITED)
Net loss	$(1,122,198)	$(249,566)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-Based Compensation	194,428	—
Depreciation and amortization	6,714	1,395

Increase/Decrease in current assets:
Other assets	6,090	10,248

Decrease in current liabilities:
Accounts payable and accrued expenses	74,545	1,704
Net cash used in operating activities	(840,421)	(236,219)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,719)	(6,170)
Net cash used in investing activities	(6,719)	(6,170)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to related party	—	(516)
Net cash used in financing activities	—	(516)

Net increase in cash and cash equivalents	(847,140)	(242,905)

Cash and cash equivalents, at the beginning of the period	6,553,768	4,296,676

Cash and cash equivalents, at the end of the period	$5,706,628	$4,053,771

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax	$—	$—
Interest	$—	$—

Common stock issuable was met.  Therefore, $19,800 was re-classed from common stock issuable to common stock in the Stockholders’ equity.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-17

MODULAR MEDICAL, INC.

F/K/A BEAR LAKE RECREATION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2019

(UNAUDITED)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the “Company”) was organized under the laws of the State of Nevada on October 22, 1998, to engage in any lawful purpose. The Company has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Quasuras, Inc. (“Quasuras”) was incorporated in Delaware on April 20, 2015.

Quasuras has developed a hardware technology allowing people with insulin dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes too high. By addressing the time and effort required to effectively treat their condition, Quasuras believes it can address the less technically savvy, less motivated part of the market.

Reorganization

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company and Quasuras, the Company acquired one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. Since the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the Reorganization, at their historical carrying amounts.

Pursuant to the reorganization, the Company changed the fiscal year end from June 30 to March 31, to coincide with the year end for Quasuras.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes the more significant of such policies:

Basis of Presentation

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures.

Principles of Consolidation

The consolidated financial statements include the accounts of Modular Medical, Inc. and its wholly-owned subsidiary Quasuras, Inc., and are collectively referred to as the “Company”. All material intercompany accounts, transactions and profits were eliminated in consolidation.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-18

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Professional Fees

The Company expenses the cost of legal, accounting, audit, tax and other professional services.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development costs charged to operations were approximately $703,783 and $135,789 for the fiscal quarter ended June 30, 2019 and 2018, respectively.

General and Administration

General and administrative expense consists primarily of payroll and benefit related costs, rent, office expenses, equipment supplies and meetings and travel.

Income Taxes

The Company utilizes Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of income.

At June 30, 2019 and 2018, the Company had not taken any significant uncertain tax positions on its tax returns for periods ended June 30, 2019 and prior years or in computing its tax provision for 2019. Management has considered its tax positions and believes that all of the positions taken by the Company in its Federal and State tax returns are more likely than not to be sustained upon examination. The Company is subject to examination by U.S. Federal and State tax authorities for the period ended March 31, 2017 to the present, generally for three years after they are filed.

F-19

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances at financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risk of loss on its cash bank accounts.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At June 30, 2019 and March 31, 2019, the Company had $5,706,628 and $6,553,768, respectively, in cash. Deposits at the bank are insured up to $250,000 by the Federal Deposit Insurance Corporation. The Company’s uninsured portion of the balances held at the bank aggregated to approximately $5,421,940 and $6,269,116 respectively. No reserve has been made in the financial statements for any possible loss due to any financial institution failure. The Company has not experienced any losses in such accounts and believes we are not exposed to any significant risk on cash and cash equivalents.

Property, Plant & Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer equipment& software developed or acquired for internal use, three to ten years; office equipment, two to three years; buildings and improvements, five to fifteen years; leasehold improvements, two to ten years; and machinery and equipment, one to five years.

F-20

As of June 30, 2019 and March 31, 2019, property, plant and equipment amounted to:

	June 30, 2019 (UNAUDITED)	March 31, 2019
Computer equipment and software	$25,028	$20,565
Office equipment	49,724	49,724
Machinery and equipment	24,194	21,937
Less: accumulated depreciation	(22,985)	(16,278)
	$75,961	$75,948

Depreciation expenses for the quarter ended June 30, 2019 and March 31, 2019 was $6,707 and $1,387 respectively.

Fair Value of Financial Instrument

For certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash and equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

Earnings Per Share (“EPS”)

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. During the fiscal quarter ended June 30, 2019 and 2018 we incurred losses. Therefore, the effects of any common stock equivalent were anti-dilutive during those periods.

F-21

The following table sets for the computation of basic and diluted earnings per share for the fiscal quarters ended June 30, 2019 and June 30, 2018:

	June 30, 2019 (UNAUDITED)	June 30, 2018 (UNAUDITED)

Net Loss	$(1,122,198)	$(249,566)

Net Loss Per Share
Basic and Diluted:	$(0.06)	$(0.02)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	17,847,740	15,983,273
Diluted	17,847,740	15,983,273

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2018. The company has adopted the new standard utilizing the modified retrospective approach. The adoption of this new accounting guidance does not have material effects on results of operations, cash flows and financial position for the forceable future because the company does not have revenues.

In January 2016, The FASB issued ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. For non-public companies, ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. We are currently evaluating the impact of the adoption of ASU 2016-01 will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We adopted this ASU in 2016 and the implementation did not have a material impact on our financial position or statement of operations.

In August 2018, the FASB issued guidance that eases certain documentation and assessment requirements of hedge effectiveness and modifies the accounting for components excluded from the assessment. Some of the modifications include the ineffectiveness of derivative gain/loss in highly effective cash flow hedge to be recorded in other comprehensive income, the change in fair value of derivative to be recorded in the same income statement line as hedged item, and additional disclosures required on the cumulative basis adjustment in fair value hedges and the effect of hedging on financial statement lines for components excluded from the assessment. The amendment also simplifies the application of hedge accounting in certain situations to permit new hedging strategies to be eligible for hedge accounting. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2018, our fiscal 2020. Early adoption is permitted, and the modified retrospective transition method should be applied. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, Leases (“Topic 842”). Topic 842 requires an entity to recognize right-of -use assets and lease liability on its balance sheet and disclosure key information about leasing arrangements. For public companies, Topic 842 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. We have evaluated this ASU and believe this guidance will not have a material impact on our financial position and statement of operations.

F-22

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flow.

NOTE 2 – REORGANIZATION AND PRIVATE PLACEMENT

On April 26, 2017, Modular Medical, Inc. issued 2,900,000 shares (the “Control Block”), of new, restricted common stock, par value, $0.001, per share, for a purchase price of $375,000, resulting in a change in control of Modular Medical, Inc.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among, Modular Medical, Inc., 3 Quasuras Shareholders and Quasuras (the “Acquisition Agreement”), the Company acquired all 4,400,000 shares of Quasuras’ common stock which represented one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of our common stock, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

Simultaneously with the closing of the Acquisition and as a condition thereto, we sold (the “2017 Private Placement”), in a private placement an aggregate of 7,233,031 for cash and 568,182 from reissuance of previously canceled shares of our common stock pursuant to one or more exemptions from the registration requirements of the Securities Act, at a purchase price of $0.66 per share resulting in net proceeds to us of approximately $4,731,872. Simultaneously with the Acquisition and Private Placement, the Company cancelled all 2,900,000 Control Block shares it had issued in the Control Block Acquisition (the “Share Cancellation”). In connection with the 2017 Private Placement, we paid $41,928 as compensation in connection with sales of our shares therein.

Following the Acquisition, the 2017 Private Placement and the Share Cancellation, we had issued and outstanding 15,983,273 shares of our common stock.

The cash received in the private placement was recorded as the cash received in reorganization in the accompanying consolidated financial statements.

Simultaneously with and as a condition to the closing of the Acquisition and the 2017 Private Placement, pursuant to an Intellectual Property Transfer Agreement, dated as of July 24, 2018, by and among us, Quasuras and Mr. DiPerna (the “IP Transfer Agreement”), Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our proposed business. Separately, we agreed to pay Mr. DiPerna as part of his compensation for services to be performed for us pursuant to a Royalty Agreement (the “Royalty Agreement”) certain fees based upon future sales, if any, of our proposed product subject to a maximum $10,000,000 “cap” on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

NOTE 3 – ACCRUED EXPENSES

As of June 30, 2019 and March 31, 2019, accrued expenses amounted to $253,474 and $178,929 respectively. Accrued expenses comprised of accrued legal and professional, consultant services as of June 30, 2019 and March 31, 2019.

NOTE 4 – PAYABLE TO RELATED PARTY

Payable to related party comprises of the amounts paid by the major shareholder on behalf of the Company. The payable is unsecured, non-interest bearing and due on demand. As of June 30, 2019 and March 31, 2019, respectively, there were no amounts payable to related party.

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NOTE 5 – STOCKHOLDERS’ EQUITY

Common stock

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among, the Company and Quasuras Inc., the Company acquired one hundred percent (100%) of the issued and outstanding shares of Quasuras for 7,582,060 shares of the Company, resulting in Quasuras becoming a wholly-owned subsidiary of the Company. The historical equity for Quasuras was restated pursuant to the reorganization.

The Company has 50,000,000 shares of common stock authorized. The par value of the shares is $0.001. In April 2019 the Company issued 30,000 shares for services bringing the outstanding balance to 17,870,261 shares of common stock.

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized. The par value of the shares is $0.001. As of June 30, 2019, none of the shares of preferred stock of the Company were issued.

Stock Options

On October 19, 2017, the Board of Directors approved the 2017 Equity Incentive Plan (“EIP”) that reserves 3,000,000 shares of common stock of the Company to be issued. Under the Company’s EIP, eligible employees, directors and consultants are granted options to purchase shares of common stock of the Company. The EIP is administered by the Company’s Board of Directors or, in the alternative, if necessary, a committee designated by the Board of Directors, and has the sole power over the exercise of the EIP. The Board of Directors determines whether the EIP will allow for the issuance of shares of common stock or an option to purchase shares of common stock, such option designated as either an incentive stock option or a non-qualified stock option.

The exercise or purchase price shall be calculated as follows:

(i)	In the case of an incentive stock option, (A) granted to employees, directors and consultants who, at the time of the grant of such incentive stock option own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than one hundred ten percent (110%) of the fair market value per share on the date of grant; or (B) granted to employees, directors and consultants other than to employees, directors and consultants described in the preceding clause, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant;

(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than one hundred percent (100%) of the fair market value per share on the date of grant unless otherwise determined by the Board of Directors; and

(iii)	In the case of other grants, such price as is determined by the Board of Directors.

The Board of Directors are responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The EIP generally doesn’t allow for the transfer of the options, and the Board of Directors may amend, suspend or terminate the EIP at any time.

On April 15, 2019, the Company granted 4,778 options to a consultant, these options are fully vested on the grant date. The 4,778 options will expire on April 14, 2029. The fair value of the options 4,778 shares is determined to be $8,173, was accrued in professional expenses for the quarter ended June 30, 2019.

The following assumptions were used in the fair value method calculation:

•	Volatility: 101.85%
•	Risk free rate of return: 2.41%
•	Expected term: 5 years

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On April 15th and May 15th 2019, the Company granted 8,908 options to a consultant, these options will be fully vested on the grant date. The 8,908 options will expire on April 14th and May 14th, 2029. The fair value of the options 8,908 shares is determined to be $15,000 was accrued in consulting expenses for the fiscal quarter ended June 30, 2019.

The following assumptions were used in the fair value method calculation:

•	Volatility: 97 – 102%
•	Risk free rate of return: 2.15 – 2.37%
•	Expected term: 5 years

On April 15th, 2019, the Company granted 9,000 options to an employee, these options will be fully vested three years from the date granted. The 9,000 options will expire on April 14th, 2029. The fair value of the options 9,000 shares is determined to be $16,258. During the quarter ended June 30, 2019, $447 was accrued monthly in general and administrative expenses.

The following assumptions were used in the fair value method calculation:

•	Volatility: 101.85%
•	Risk free rate of return: 2.41%
•	Expected term: 6.0 years

On July 25, 2018, the Company granted 1,280,000 options to certain consultants, these options are fully vested one year from the date granted. The 1,280,000 options will expire on August 31, 2019. The fair value of the options 1,280,000 shares is determined to be $682,240, was accrued monthly in research and development expenses for the fiscal quarter ended June 30, 2019.

The following assumptions were used in the fair value method calculation:

•	Volatility: 110%
•	Risk free rate of return: 2.82%
•	Expected term: 5.27 years

On January 16, 2019, the Company granted 185,221 options to certain consultants, these options will be fully vested three years from the date granted. The 185,221 options will expire on January 15, 2029. The fair value of the options 185,221 shares is determined to be $336,732, was accrued monthly in general and administrative expenses for the fiscal quarter ended June 30, 2019.

The following assumptions were used in the fair value method calculation:

•	Volatility: 104%
•	Risk free rate of return: 2.54%
•	Expected term: 5.88 years

The relative fair value of each of the granted options set forth above has been calculated using the Black-Scholes-Merton pricing model, which, for each such option, is based on the granted strike price, the three month average trading volatility of three comparable companies (e.g., PODD, TNDM, VLRX), the five year, risk-free treasury bond interest rate on the applicable grant date and a weighted average term using the simplified method calculation. It outlines calculation methods for sbc.

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The following is a rollforward of the options outstanding and exercisable for the fiscal quarter ended June 30, 2019:

	Options	Weighted Average Exercise Price	Average Remaining Life
Outstanding and exercisable – March 31, 2019	918,020	0.68	9.43
Vested	280,352	0.74
Expired	—	—	—
Outstanding and exercisable – June 30, 2019	1,198,372	$0.69	5.13

NOTE 6 – INCOME TAXES

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at, June 30, 2019 and March 31, 2019, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at June 30, 2019 and March 31, 2019. At June 30, 2019 and March 31, 2019, the Company had federal net operating loss carryforwards of approximately $1,098,000 and $817,000 respectively, expiring beginning in 2037.

Deferred tax assets consist of the following components:

	June 30, 2019	March 31, 2019
Net loss carryforward	$1,098,000	$817,000
Valuation allowance	(1,098,000)	(817,000)
Total deferred tax assets	$—	$—

NOTE 7 – ROYALTY AGREEMENT

On July 12, 2017, the Company entered into a royalty agreement with the founder and major shareholder. Pursuant to the agreement, the founder and major shareholder is assigning and transferring all of his rights in the intellectual property in return for royalty payments. The Company shall pay royalty to the founder on any sales of the royalty product sold or otherwise commercialized by the Company, equal to (a) US $0.75 on each sale of a royalty product, or (b) five percent (5%) of the gross sale price of the royalty product, whichever is less. The royalty payments shall cease, and this agreement shall terminate, at such time as the total sum of royalty payments actually paid to the founder, pursuant to this agreement, reaches $10,000,000. The Company shall have the option to terminate this agreement at any time upon payment, to the founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, shall be made by the Company within thirty days after the calendar quarter.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale of shares of our common stock covered by this registration statement, other than sales commissions or discounts, and related expenses, which will be paid by the selling shareholders. All amounts shown, except the SEC registration fee, are estimates:

SEC registration fee	$3500
Printing expenses	10,000
Legal fees and expenses	75,000
Accounting fees and expenses	10,000
Miscellaneous fees and expenses	10,000
Total	$108,500

Item 14. Indemnification of Directors and Officers.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of July 24, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership (“Manchester”), the Company and certain other persons named therein, Manchester purchased from us 2,900,000 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. Simultaneously with the closing of the Acquisition (as defined below), Manchester cancelled the 2,900,000 shares of our common stock it purchased in the April 2017 Control Block Acquisition.

On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among the Company, Mr. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras, the Company acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders in exchange for 7,582,060 shares of our common stock of which Messrs DiPerna, Besser and Frank received 7,220,400 shares, 180,830 shares and 180,830 shares, respectively, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”).

Messrs. Besser and Frank each previously purchased for $50,000 approximately 2.25% of the capital stock of Quasuras, and as a result each received 180,830 shares of our common stock in the Acquisition.

On July 24, 2017, simultaneously with the closing of the Acquisition, we sold in the 2017 Placement an aggregate of 7,801,213 shares of our common stock at a purchase price of $0.66 per share resulting in gross proceeds to us of approximately $4,731,872. In connection with the 2017 Placement, we paid $41,928 as compensation in connection with sales of our shares.

During our fiscal year ending March 31, 2019, we sold from November 2018 through March 29, 2019, in the 2018 Placement 1,856,988 shares of our common stock at a purchase price of $2.25 per share resulting in gross proceeds to us of $4,142,666 (the “2018 Private Placement”).

From August 15, 2018 to January 16, 2019 we issued stock options to purchase 1,529,908 shares of our common stock at exercise prices ranging from $0.66 to $2.25 all under our EIP.

The above sales of our shares of common stock were made pursuant to exemptions from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. We made such determinations based upon representations by the purchasers of such shares including, without limitation, that such purchasers were “accredited investors” as defined in the Securities Act.

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act of 1934”) (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, as amended (“Securities Act”) each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining any liability under the Securities Act, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)   The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in La Jolla, California, on the 9th day of September, 2019.

MODULAR MEDICAL, INC.

By:	/s/ Paul DiPerna
Paul DiPerna
Chairman, Chief Executive Officer, President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date
By:	/s/ Paul DiPerna	Chairman, Chief Executive Officer, President,	September 9, 2019
	Paul Diperna	and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

By:	*	Director	September 9, 2019
Morgan C. Frank

By:	*	Director	September 9, 2019
Liam Burns

By:	/s/ Paul DiPerna		September 9, 2019
Paul Diperna Attorney-In-Fact

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EXHIBIT INDEX

No.	Description
2.1	Reorganization and Share Exchange Agreement, dated as of July 24, 2017, by and among Modular Medical, Inc., Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc. (incorporated by reference to Exhibit 2.1 to Current Report of the Company on Form 8-K filed on July 28, 2017 with the SEC)
3.1	Second Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017 (incorporated by reference to Exhibit 3.1 to Current Report of the Company on Form 8-K filed on June 29, 2017 with the SEC)
3.2	Amended Bylaws of Company (incorporated by reference to Exhibit 3.2 of Form 10-K-A of the Company for June 30, 2008 filed on September 2, 2009 with the SEC)
4.1	2017 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Form 10-K of the Company for 2018 filed on June 29, 2018 with the SEC)
5.1*	Opinion of Gusrae Kaplan Nusbaum PLLC
10.1	Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Bear Lake Recreation, Inc., Manchester Explorer, LP, a Delaware limited partnership, and certain person named therein (incorporated by reference to Exhibit 10.2 to Current Report of the Company on Form 8-K filed on July 28, 2017 with the SEC)
10.2	Common Stock Purchase Agreement, dated as of July 24, 2017, by and between the Company and the purchaser named therein (incorporated by reference to Exhibit 2.1 to Current Report of the Company on Form 8-K filed on July 28, 2017 with the SEC)
10.3	Common Stock Purchase Agreement, dated as of November 19, 2018, by and among the Company and the Investors named therein (incorporated by reference to Exhibit 99.1 to Current Report of the Company on Form 8-K filed on November 20, 2018 with the SEC)
10.4+**	Employment Agreement, dated August 1, 2018, by and between the Company and Paul DiPerna
10.5+	Intellectual Property Assignment Agreement, dated July 24, 2017, by and between the Company, Quasuras, Inc. and Paul DiPerna
10.6+	Technology Royalty Agreement, dated as of July 24, 2017, by and between the Company, Quasuras, Inc. and Paul DiPerna
10.7+**	Services Agreement effective January 16, 2019 between the Company and Liam Burns
10.8**	Standard Sublease Agreement, dated August 21, 2017, between the Company and Western Education Corporation
21.1	Sole Subsidiary of the Company (as disclosed in Notes to Consolidated Financial Statements as of March 31, 2019 in the prospectus to this registration statement)
23.1	Consent of Farber Haas Hurly LLP
23.2*	Consent of Gusrae Kaplan Nusbaum PLLC (included in Exhibit 5.1)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

* To be filed by subsequent amendment

** Previously filed.

+ Management contract or compensatory plan arrangement.

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